                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

--------------------------------------------------------------------------------

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 23, 1999




                           IRON MOUNTAIN INCORPORATED
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)



                                    DELAWARE
         --------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)


             1-14937                              04-3107342
             -------                              ----------
    (Commission file number)         (I.R.S. Employer Identification No.)



                      745 ATLANTIC AVENUE, BOSTON, MA 02111
          ------------------------------------------------------------
          (Address of Principal Executive Offices, Including Zip Code)


                                 (617) 535-4766
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

ITEM 5.  OTHER EVENTS

As previously announced in Iron Mountain Incorporated's Current Report on Form 8-K dated October 21, 1999, the Company announced the execution of a definitive agreement to acquire Pierce Leahy Corp. (NYSE:PLH) in a stock-for-stock merger valued at approximately $1.1 billion including the assumption of approximately $587 million in outstanding Pierce Leahy debt. The merger consideration will result in the equivalent of a fixed exchange ratio of 1.1 shares of Iron Mountain common stock for each share of Pierce Leahy common stock. The acquisition is structured as a reverse merger where Pierce Leahy Corp. will be the surviving legal entity and will immediately change its name to Iron Mountain Incorporated. The proposed transaction is subject to approval by the shareholders of both companies, the completion of regulatory review and other customary conditions. The transaction is expected to be completed in early 2000 and will be accounted for as a purchase.

In connection with the merger, Iron Mountain and Pierce Leahy have prepared certain pro forma financial information giving effect to: (a) the merger; (b) acquisitions completed by each company in 1998 and 1999 through October 31, 1999; and (c) debt and equity financing transactions completed by each company in 1998 and 1999. This pro forma financial information is set forth below in Item 7(b) of this Current Report on Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

During 1999, the Company acquired several records and information management businesses. The following represents financial statements of Central File, Inc., Sistemas de Archivo, Stortext (Holdings) Limited Group and Midtown Professional Records Centre, Inc., which were acquired directly or indirectly by the Company effective June 1, 1999, August 1, 1999, September 10, 1999 and October 1, 1999, respectively. Such financial statements have been included in this filing in accordance with Rule 3-05 of Regulation S-X so that financial statements for a substantial majority of businesses acquired by the Company since the date of the most recent audited balance sheet have been furnished.

(a)   Financial Statements of the Businesses Acquired:

      Central File, Inc.                                                      3
                Audited financial statements as of and for the year
                ended December 31, 1998, unaudited balance sheet as
                of May 31, 1999, unaudited statements of operations
                and retained earnings, and cash flows for the five
                months ended May 31, 1998 and 1999.


      Sistemas de Archivo                                                    13
                Audited combined financial statements as of and for
                the year ended December 31, 1998, unaudited combined
                balance sheet as of July 31, 1999, unaudited combined
                statements of loss and changes in financial position
                for the seven months ended July 31, 1998 and 1999.

      Stortext (Holdings) Limited Group                                      26
                Audited consolidated financial statements as of and for the year ended March 31, 1999.

      Midtown Professional Records Centre, Inc.                              43
                Audited combined financial statements as of and for the year ended December 31, 1998, unaudited combined balance sheet as of September 30, 1999, unaudited combined statements of
                operations, stockholders' equity and cash flows for the nine months ended September 30, 1999.

(b)   Pro Forma Financial Information:

                                                                         Page
      New Iron Mountain Pro Forma Condensed Consolidated Financial           56
       Statements
                Unaudited Pro Forma Condensed Consolidated Balance
                Sheet as of September 30, 1999, Unaudited Pro Forma
                Condensed Consolidated Statements of Operations for
                the nine months ended September 30, 1999 and the
                year ended December 31, 1998, and Notes to Unaudited Pro
                Forma Condensed Consolidated Financial Statements.

      Iron Mountain Incorporated Pro Forma Condensed Consolidated            65
       Financial Statements
                Unaudited Pro Forma Condensed Consolidated Balance
                Sheet as of September 30, 1999, Unaudited Pro Forma
                Condensed Consolidated Statements of Operations for the
                nine months ended September 30, 1999 and the year ended
                December 31, 1998, and Notes to Unaudited Pro Forma
                Condensed Consolidated Financial Statements.

      Pierce Leahy Corp. Pro Forma Condensed Consolidated Financial          76
       Statements
                Unaudited Pro Forma Condensed Consolidated Balance
                Sheet as of September 30, 1999, Unaudited Pro Forma
                Condensed Consolidated Statements of Operations for the
                nine months ended September 30, 1999 and the year ended
                December 31, 1998, and Notes to Unaudited Pro Forma
                Condensed Consolidated Financial Statements.

(c) Exhibits

Exhibit 23.1  Consent of Fernandez & Bravo (Central File, Inc.)

Exhibit 23.2  Consent of Arthur Andersen (Sistemas de Archivo)

Exhibit 23.3  Consent of Arthur Andersen (Stortext (Holdings) Limited Group)

Exhibit 23.4  Consent of Arthur Andersen LLP (Midtown Professional Records Centre, Inc.)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of Directors
  Central File, Inc.
  San Juan, Puerto Rico

We have audited the accompanying balance sheet of Central File, Inc. as of December 31, 1998 and the related statements of operations and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Central File, Inc. as of December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 8 to the financial statements, on June 9, 1999, the Company entered into an agreement to sell substantially all assets of the Corporation related to its records management operation.


                                       /s/ Fernandez & Bravo


San Juan, Puerto Rico
February 9, 1999, except for
note 8, as to which date is
November 9, 1999.

                                CENTRAL FILE, INC.

                                 BALANCE SHEETS

                                     ASSETS


                                                              DECEMBER 31,     MAY 31,
                                                                1998            1999
                                                              -----------   -----------
                                                                            (UNAUDITED)

CURRENT ASSETS:


   Cash                                                          $ 77,429     $242,113
   Accounts receivable:
     Trade                                                        165,518      132,640
     Officers and employees                                         8,527       11,987
   Inventory (Note 2)                                               2,569          226
   Prepaid expenses                                                16,353        9,281
                                                                 --------     --------

                  Total current assets                            270,396      396,247

PROPERTY, PLANT & EQUIPMENT - NET (Notes 2, 3 and 4)              464,206      535,004

DEPOSITS                                                            3,298        3,298
                                                                 --------     --------

                  Total assets                                   $737,900     $934,549
                                                                 --------     --------
                                                                 --------     --------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

   Notes payable (Note 3)                                        $   --       $ 90,000
   Current portion of long term debt (Note 4)                      18,720       18,720
   Rent payable                                                    28,790       13,790
   Other accrued expenses                                          27,528        5,512
   Payroll taxes payable                                            9,278        7,308
   Deferred revenue (Note 2)                                      214,742      283,366
                                                                 --------     --------

                  Total current liabilities                       299,058      418,696
                                                                 --------     --------

LONG-TERM DEBT, NET OF CURRENT
  PORTION (Note 4)                                                103,720       95,920
                                                                 --------     --------

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' EQUITY:
   Common stock, 100 shares authorized, $100
    par value each; issued and outstanding 49 shares                4,900        4,900

   Retained earnings                                              330,222      415,033
                                                                 --------     --------

                  Total stockholders' equity                      335,122      419,933
                                                                 --------     --------

                  Total liabilities and stockholders' equity     $737,900     $934,549
                                                                 --------     --------
                                                                 --------     --------

The accompanying notes are an integral part of these financial statements.

                               CENTRAL FILE, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS



                                              YEAR ENDED          FIVE MONTHS ENDED
                                              DECEMBER 31,             MAY 31,
                                          ----------------      ---------------------
                                                1998              1998         1999
                                          ----------------      ---------------------
                                                             (UNAUDITED)    (UNAUDITED)

REVENUES:


   Storage rental                              $1,197,095     $  497,895     $  548,749
   Other services                                  39,415         13,123         27,369
                                               ----------     ----------     ----------

                  Total Revenues                1,236,510        511,018        576,118
                                               ----------     ----------     ----------

OPERATING EXPENSES:

   Cost of sales (excluding depreciation
    and amortization)                             724,972        232,409        333,352
   Selling, general and administrative            221,073         89,448         99,648
   Depreciation and amortization                   55,312         23,047         21,187
                                               ----------     ----------     ----------
                  Total Operating Expenses      1,001,357        344,904        454,187
                                               ----------     ----------     ----------


OPERATING INCOME                                  235,153        166,114        121,931


INTEREST EXPENSE                               (  12,883)     (   5,511)     (   7,402)
                                               ----------     ----------     ----------

INCOME BEFORE PROVISION FOR INCOME
   TAXES                                          222,270        160,603        114,529

PROVISION FOR INCOME TAXES (Note 6)                  --             --             --
                                               ----------     ----------     ----------


NET INCOME                                        222,270        160,603        114,529


RETAINED EARNINGS, BEGINNING
   OF PERIOD                                      328,410        328,410        330,222


DISTRIBUTION TO STOCKHOLDERS                   ( 220,458)     ( 124,934)     (  29,718)
                                               ----------     ----------     ----------


RETAINED EARNINGS, END OF PERIOD               $  330,222     $  364,079     $  415,033
                                               ----------     ----------     ----------
                                               ----------     ----------     ----------



The accompanying notes are an integral part of these financial statements.

                                                   CENTRAL FILE, INC.

                                                STATEMENTS OF CASH FLOWS




                                                                 YEAR ENDED          FIVE MONTHS ENDED
                                                                 DECEMBER 31,             MAY 31,
                                                             ------------------  --------------------------
                                                                    1998            1998           1999
                                                             ------------------  --------------------------
                                                                                 (UNAUDITED)     (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Cash received from clients                                   $ 1,137,129     $  409,321     $  677,620
   Cash paid to suppliers and employees                          (  930,520)     ( 355,062)     ( 462,571)
   Interest paid                                                 (   12,883)     (   5,511)     (   7,402)
                                                                  ----------     ----------     ----------

                  Net cash provided by operating activities         193,726         48,748        207,647
                                                                  ----------     ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                         (   36,507)     (  21,219)     (   5,927)
   Increase in security deposits                                 (      450)     (     450)
   (Advances to) collections from officers & employee            (    2,924)     (      94)           482
                                                                  ----------     ----------     ----------

                Net cash used in investing activities            (   39,881)     (  21,763)     (   5,445)
                                                                  ----------     ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Dividends paid                                                (  220,458)     ( 124,934)     (  29,718)
   Repayment of long term debt                                   (   27,316)     (  10,739)     (   7,800)
                                                                  ----------     ----------     ----------


                  Net cash used in financing activities          (  247,774)     ( 135,673)     (  37,518)
                                                                  ----------     ----------     ----------


NET INCREASE (DECREASE) IN CASH                                  (   93,929)     ( 108,688)       164,684

   Beginning of period                                              171,358        171,358         77,429
                                                                  ----------     ----------     ----------

   End of period                                                 $   77,429     $   62,670     $  242,113
                                                                 ----------     ----------     ----------
                                                                 ----------     ----------     ----------


SUPPLEMENTAL INFORMATION

   Cash paid during the period for:

     Interest                                                    $   12,883     $    5,511     $    7,402
                                                                 ----------     ----------     ----------
                                                                 ----------     ----------     ----------


The accompanying notes are an integral part of these financial statements.

                               CENTRAL FILE, INC.

                      STATEMENTS OF CASH FLOWS - (Continued)

                                               YEAR ENDED         FIVE MONTHS ENDED
                                              DECEMBER 31,             MAY 31,
                                           ----------------   ------------------------
                                                  1998           1998        1999
                                           ----------------   ------------------------
                                                             (UNAUDITED)   (UNAUDITED)
RECONCILIATION OF NET INCOME TO NET
   CASH PROVIDED BY OPERATING ACTIVITIES:

NET INCOME                                    $ 222,270      $ 160,603      $ 114,529


ADJUSTMENTS TO RECONCILE NET INCOME TO
   NET CASH PROVIDED BY OPERATING

   ACTIVITIES:

   Depreciation                                  55,312         23,047         21,187

   Changes in Assets:

     Accounts receivable                        (90,041)      (101,697)        32,878
     Prepaid expenses                            (1,548)       (14,855)         7,072
     Inventory                                    2,474            385          2,343

   Changes in Liabilities:

     Accrued expenses                            12,006        (18,208)       (37,016)
     Unearned income                             (9,341)                       68,624
     Payroll taxes payable                        2,594           (527)        (1,970)
                                              ---------      ---------      ---------

NET CASH PROVIDED BY OPERATING ACTIVITIES     $ 193,726      $  48,748      $ 207,647
                                              ---------      ---------      ---------
                                              ---------      ---------      ---------




The accompanying notes are an integral part of these financial statements.

                               CENTRAL FILE, INC.

                          NOTES TO FINANCIAL STATEMENTS

1.   NATURE OF BUSINESS

     The Company was organized in December 27, 1983 under the laws of the Commonwealth of Puerto Rico. It operates a warehouse facility for the storage of inactive documents and other properties. During the year ended December 31, 1998, the Company obtained the approval of the Department of State to change its former name "Central Dead File Service, Inc." to "Central File, Inc."

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a) Cash and Cash Equivalents:

     The Company defines cash and cash equivalents to include cash on hand and cash invested in short-term securities which have original maturities of less than 90 days. Cash and cash equivalents are carried at cost, which approximates fair market value.

     b)  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     c)  Property and Equipment:

     Property and equipment are carried at cost less provision for depreciation and amortization. Depreciation and amortization are provided by the straight-line method with the following useful lives:

               Building                                   36 years
               Racks and equipment                        10 years
               Leasehold improvements                      5 years
               Furniture and fixtures                      5 years
               Motor vehicles                              5 years

     Property and equipment as of December 31, 1998, consists of the following:

               Land and building (Notes 3 and 4)          $  305,686
               Racks and equipment                           281,763
               Leasehold improvements                         60,793
               Furniture and office equipment                 60,877
               Motor vehicles                                 32,400
                                                        ------------
                                                             741,519

               Less accumulated depreciation
                    and amortization                      ( 277,313)
                                                        ------------

               Property and equipment - net               $  464,206
                                                        ------------
                                                        ------------

                               CENTRAL FILE, INC.

                          NOTES TO FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     c)  Property and Equipment (Continued):

     Expenditures for maintenance and repairs are charged to expenses as incurred; whereas expenditures for renewals and betterments, that extend the useful life of the asset, are generally capitalized. Cost of property retired or otherwise disposed of and related accumulated depreciation will be removed from the accounts and any gain or loss included in operations.

     d) Concentration of Credit Risk:

     The Company occasionally maintains deposits in excess of federally insured limits. Statement of Financial Accounting Standards No. 105 identifies these items as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions.

     e)  Inventory:

     Inventories are stated at the lower of cost or market (determined on a first in, first out basis) and consist principally of packaging supplies.

     f)  Deferred Revenues:

     The company has the policy of invoicing its clients on an annual basis. Amounts related to future storage for customers where storage fees are billed in advance are accounted for as deferred income and amortized over the applicable period.

     g)   Revenues:

     The Company's revenues consist of storage revenues and service and storage material sales revenues. Storage revenues consist of periodic charges related to the storage of materials (either on a per unit or per cubic foot of records basis). In certain circumstances, based upon customer requirements, storage revenues include periodic charges associated with normal, recurring service activities. Service and storage material sales revenues are comprised of charges for related service activities and the sale of storage materials. Customers are generally billed on an annual basis on contractually agreed-upon terms.

     Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer.

                               CENTRAL FILE, INC.

                          NOTES TO FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     h) Unaudited Financial Statements:

     The unaudited financial information included herein has been prepared in accordance with generally accepted accounting prinicples. In the opinion of management, the unaudited financial statements include all adjustments of a normal and recurring nature which are necessary for a fair presentation. The results of operations for the five months ended May 31, 1999 are not necessarily indicative of the results expected for the full 1999 year.

3.   NOTES PAYABLE

     As of December 31, 1998, notes payable consisted of a revolving credit facility for $75,000 with interest 1% over the prime rate, (prime rate as of December 31, 1998 was 8.25%) secured with building and personally guaranteed by stockholder.

     There were no outstanding borrowings as of December 31, 1998.

4.   LONG-TERM DEBT

     As of December 31, 1998 outstanding long-term debt consisted of the following:

     Mortgage note payable in monthly installments
     of $1,560 of principal plus interest on the out-
     standing balance at 1% over the prime rate,
     secured with first mortgage on land and building.
     Due on May 2005.                                      $122,440

     Less current portion                                    18,720
                                                          ---------
     Long-term debt                                       $ 103,720
                                                          ---------
                                                          ---------

     Principal payments required to be made for the next five years are summarized as follows:

                Year ended
               December 31                                  Amount
               -----------                                 --------
                  1999                                   $   18,720
                  2000                                       18,720
                  2001                                       18,720
                  2002                                       18,720
                  2003                                       18,720
                  Thereafter                                 28,840
                                                       ------------
                                                         $  122,440
                                                       ------------
                                                       ------------

                               CENTRAL FILE, INC.

                          NOTES TO FINANCIAL STATEMENTS

5.   COMMITMENTS AND CONTENGENCIES

     a)  Leases:

     The Company operates in leased facilities located at Valencia Building, Rio Piedras, Puerto Rico. Total leased space amounts to approximately 87,042 square feet covered by lease agreements expiring on June 30, 2001.

     In addition to the minimum lease payments, the Company must pay a share of insurance and property taxes. Minimum lease payments through the expiration date:

                   Year ending
                   December 31,                     Amount
                   -----------                     --------
                      1999                        $ 261,126
                      2000                          261,126
                      2001                          130,563

     Rent expense charged to operations for the year ended December 31, 1998 amounted to $243,250.

     b) Unasserted Claims:

     The Company is a defendant in an administrative procedure before the Puerto Rico State Insurance Fund regarding a workers' compensation insurance claim brought by a former employee for which the agency claims it is not insured. The Company intends to vigorously defend itself against the claim. At this moment, it is not possible to determine the final outcome of this claim. No provision has been made in the financial statements related to these claims.

6.   INCOME TAX

     During the period ended December 31, 1997 the Corporation was granted the option to operate under the provisions of Sub-Chapter N, or Corporation of Individuals, of the Puerto Rico Internal Revenue Code of 1994, as amended.

     In accordance with such sub-chapter the Corporation is not taxable as such, rather each stockholder reports its distributive share of the Corporation's profit or loss for a particular year, whether or not distributed, in his personal income tax return.

7)   RELATED PARTIES

     One of the Company stockholders' provides consulting services for which the Company pays a management fee. Such services are included as part of the selling, general and administrative expenses and amounted $27,400, for the year ended December 31, 1998.

                               CENTRAL FILE, INC.

                          NOTES TO FINANCIAL STATEMENTS



8)  SUBSEQUENT EVENTS

    Effective June 9, 1999, the Company sold substantially all assets related to its records management operation to Iron Mountain Records Management, Inc. (A Delaware Corporation), a wholly owned subsidiary of Iron Mountain Incorporated. The assets sold includes racks and equipment, furniture and office equipment, accounts receivable, prepaid expenses and deposits. The acquisition was accounted as a sale by the Company.

                    Report of Independent Public Accountants





To the Stockholders of
Iron Mountain Incorporated:



We have audited the accompanying combined balance sheet of Sistemas de Archivo, S.A. de C.V. and Sistemas de Archivo Mexico, S.A. de C.V. (collectively Sistemas de Archivo, or the Company) as of December 31, 1998, and the related combined statements of loss, stockholders' equity and changes in financial position for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Mexico, which are substantially the same as those followed in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they are prepared in accordance with the accounting principles generally accepted in Mexico. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Accounting practices used by the Company in preparing the accompanying combined financial statements conform with accounting principles generally accepted in Mexico but do not conform with accounting principles generally accepted in the United States. A description of these differences and a reconciliation of combined net loss and stockholders' equity to generally accepted accounting principles in the United States are set forth in Note 10.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Sistemas de Archivo, S.A. de C.V. and Sistemas de Archivo Mexico, S.A. de C.V. as of December 31, 1998, and the combined results of their operations, changes in their stockholders' equity and changes in their financial position for the year then ended, in accordance with the accounting principles generally accepted in Mexico.


                                                       /S/ Arthur Andersen





October 15, 1999
Mexico City, Mexico, D. F.

                                                   SISTEMAS DE ARCHIVO

                                                 COMBINED BALANCE SHEETS

                                             (EXPRESSED IN MEXICAN PESOS WITH

                                           PURCHASING POWER AS OF JULY 31, 1999)

                                                                                             Balances as of
                                                                                --------------------------------------
                                                                                December 31, 1998      July 31, 1999
                                                                                                        (Unaudited)
                                                                                ------------------   -----------------
ASSETS

CURRENT ASSETS:

    Cash                                                                          $         889,529  $         466,723
    Trade accounts receivable                                                               248,790            816,886
    Recoverable value-added tax                                                             764,023            682,691
    Sundry debtors                                                                          214,964          1,088,103
    Inventories                                                                             120,140            479,335
                                                                                 ------------------ ------------------
                  Total current assets                                                    2,237,446          3,533,738

EQUIPMENT, net                                                                            6,497,679          9,904,770

OTHER ASSETS                                                                                237,382            403,467
                                                                                 ------------------ ------------------
                  Total assets                                                     $      8,972,507    $    13,841,975
                                                                                 ------------------ ------------------
                                                                                 ------------------ ------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable to suppliers                                                 $         147,106 $           85,006
    Amounts owed to related parties                                                         210,304            213,000
    Other accounts payable                                                                  451,807            999,325
    Taxes payable                                                                           508,242            440,045
                                                                                 ------------------ ------------------
                  Total current liabilities                                               1,317,459          1,737,376

STOCKHOLDERS' EQUITY:
    Capital stock                                                                        18,304,000         18,304,000
    Unpaid capital stock                                                                 (4,898,458)                --
    Restatement of capital stock                                                          3,339,959          3,890,248
    Advances for future capital increases                                                   868,570          1,484,990
    Accumulated losses                                                                   (9,959,023)       (11,574,639)
                                                                                 ------------------ ------------------
                  Total stockholders' equity                                              7,655,048         12,104,599
                                                                                 ------------------ ------------------
                  Total liabilities and stockholders' equity                       $      8,972,507    $    13,841,975
                                                                                 ------------------ ------------------
                                                                                 ------------------ ------------------

   The accompanying notes are an integral part of these financial statements.

                                                    SISTEMAS DE ARCHIVO

                                                COMBINED STATEMENTS OF LOSS

                                             (EXPRESSED IN MEXICAN PESOS WITH
                                           PURCHASING POWER AS OF JULY 31, 1999)

                                                                For the Year
                                                                    Ended
                                                                 December 31,      For the Seven months Ended July 31,
                                                             -----------------   -------------------------------------
                                                                     1998          1998                   1999
                                                             ------------------  ------------------ ------------------
                                                                                   (Unaudited)        (Unaudited)
REVENUES:
    Storage                                                    $      7,122,182    $      2,767,613   $      8,781,587
    Services                                                          1,306,835             548,577          1,311,870
                                                             ------------------  ------------------ ------------------
                                                                      8,429,017           3,316,190         10,093,457

OPERATING EXPENSES:
    Storage and services                                              9,834,803           4,290,441          6,689,787
    Selling, general and administrative                               3,314,401           1,440,319          4,376,462
    Depreciation                                                      1,015,009             414,899            588,515
                                                             ------------------  ------------------ ------------------
                                                                     14,164,213           6,145,659         11,654,764
                                                             ------------------  ------------------ ------------------
                  Operating loss                                     (5,735,196)         (2,829,469)        (1,561,307)

COMPREHENSIVE FINANCING COST:
    Interest income (expense), net                                        7,919             (16,185)            11,431
    Loss from monetary position                                        (167,399)           (129,839)           (65,740)
                                                             ------------------  ------------------ ------------------
                                                                       (159,480)           (146,024)           (54,309)
                                                             ------------------  ------------------ ------------------
    Net loss                                                   $     (5,894,676)   $     (2,975,493)  $     (1,615,616)
                                                             ------------------  ------------------ ------------------
                                                             ------------------  ------------------ ------------------



   The accompanying notes are an integral part of these financial statements.

                                                SISTEMAS DE ARCHIVO

                                     COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                        FOR THE YEAR ENDED DECEMBER 31, 1998

                                             (EXPRESSED IN MEXICAN PESOS
                                      WITH PURCHASING POWER AS OF JULY 31, 1999)


                                                                                      Advances
                                                          Capital Stock               for Future                       Total
                                        ------------------------------------------     Capital      Accumulated    Stockholders'
                                         Historical      Unpaid       Restatement     Increases       Losses           Equity
                                        ------------     ------       ------------    -----------   -----------     ------------
BALANCES AS OF DECEMBER 31, 1997        $ 18,304,000   $(13,514,206)  $ 2,131,304     $      --      $(4,064,347)     $ 2,856,751

        Net loss                                --             --            --              --       (5,894,676)      (5,894,676)
        Payments to subscribed capital          --        8,615,748     1,208,655            --              --         9,824,403
        Advances for future capital
           increases                            --             --            --            868,570           --           868,570
                                        ------------   ------------   ------------     ------------   ------------    -----------
BALANCES AS OF DECEMBER 31, 1998        $ 18,304,000   $(4,898,458)   $ 3,339,959      $    868,570   $(9,959,023)    $ 7,655,048
                                        ------------   ------------   ------------     ------------   ------------    -----------
                                        ------------   ------------   ------------     ------------   ------------    -----------






    The accompanying notes are an integral part of these financial statements.

                                          SISTEMAS DE ARCHIVO

                            COMBINED STATEMENTS OF CHANGES IN FINANCIAL POSITION


                             (EXPRESSED IN MEXICAN PESOS WITH PURCHASING POWER
                                            AS OF JULY 31, 1999)

                                                         For the Year
                                                            Ended
                                                         December 31,   For the Seven months Ended July 31,
                                                      ----------------  -----------------------------------
                                                             1998            1998               1999
                                                      ----------------  ---------------  ------------------
                                                                          (Unaudited)       (Unaudited)
OPERATING ACTIVITIES:
    Net loss                                             $ (5,894,676)    $ (2,975,493)    $ (1,615,616)
    Add- Non-cash items-
       Depreciation                                         1,015,009          414,899          588,515
                                                         ------------     ------------     ------------
                  Net resources used in results            (4,879,667)      (2,560,594)      (1,027,101)

    Net changes in working capital                            (91,950)        (658,316)      (1,299,181)
                                                         ------------     ------------     ------------
                  Net resources used in operating
                      activities                           (4,971,617)      (3,218,910)      (2,326,282)

FINANCING ACTIVITIES:
    Advances for future capital increases                     868,570             --            616,420
    Payments to subscribed capital                          9,824,403        6,122,353        5,448,747
                                                         ------------     ------------     ------------
                                                           10,692,973        6,122,353        6,065,167

INVESTING ACTIVITIES:
    Acquisition of equipment                               (5,151,140)      (2,771,519)      (3,995,606)
    Decrease (increase) in other assets                        70,550           33,120         (166,085)
                                                         ------------     ------------     ------------
                                                           (5,080,590)      (2,738,399)      (4,161,691)
                                                         ------------     ------------     ------------
                  Net increase (decrease) in cash             640,766          165,044         (422,806)

                  Cash at the beginning of the period         248,763          248,763          889,529
                                                         ------------     ------------     ------------
                  Cash at the end of the period          $    889,529     $    413,807     $    466,723
                                                         ------------     ------------     ------------
                                                         ------------     ------------     ------------


   The accompanying notes are an integral part of these financial statements.

                               SISTEMAS DE ARCHIVO

       NOTES TO THE COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998


     (EXPRESSED IN MEXICAN PESOS WITH PURCHASING POWER AS OF JULY 31, 1999)



1.  BASIS OF PRESENTATION:

These combined financial statements are presented on the basis of the accounting principles generally accepted in Mexico (Mexican GAAP). Certain accounting practices applied by Sistemas de Archivo, S.A. de C.V. (SASA) and Sistemas de Archivo Mexico, S.A. de C.V. (SAMSA) (collectively Sistemas de Archivo, or the Company) that conform with accounting principles generally accepted in Mexico do not conform with accounting principles generally accepted in the United States (U.S. GAAP). A description of the differences between Mexican and U.S. GAAP and a reconciliation of combined net loss for the year and combined stockholders' equity to U.S. GAAP are set forth in Note 10.

2.  NATURE OF BUSINESS:

The Company is engaged in providing record and information management services to various companies in Mexico. The Company was incorporated in 1996 and has operations in Mexico City, Monterrey, Guadalajara, Toluca and Puebla.

3.  BASIS OF COMBINATION:

The accompanying combined financial statements include the financial statements of Sistemas de Archivo, S.A. de C.V. and Sistemas de Archivo Mexico, S.A. de C.V. The stockholders' equity of each Company has been combined in the accompanying financial statements, and all significant intercompany balances and transactions have been eliminated in combination.

4.  SIGNIFICANT ACCOUNTING POLICIES:

a. Use of Estimates-

The Company's accounting policies, which are in conformity with the accounting principles generally accepted in Mexico, require management to make estimates and use certain assumptions to determine some items included in the financial statements and make the required disclosures therein. While these estimates and assumptions used may differ from actual results, management believes that they are reasonable.

b. Recognition of the effects of inflation in the financial information-

The Company restates all of its financial statements in terms of the purchasing power of the Mexican peso as of the end of the latest period presented, thereby comprehensively recognizing the effects of inflation.

To recognize the effects of inflation in terms of Mexican pesos with purchasing power as of the end of the latest period presented, the procedures were as follows:

-     BALANCE SHEET:

      Inventories are valued at net replacement cost, which does not exceed realizable value. Inventories are mainly comprised of boxes used for storage.

      Equipment is restated by applying the National Consumer Price Index
      (NCPI). Depreciation of equipment is calculated using the straight-line method based on the estimated useful life of each asset.

      Stockholders' equity and other nonmonetary items are restated using a factor derived from the cumulative NCPI from the date of contribution or generation, and is equivalent to the amount necessary to maintain the stockholders' equity in terms of its purchasing power.

-     STATEMENT OF LOSS:

      Revenues and expenses that are associated with a monetary item are restated from the month in which they arise through the end of the latest period presented, based on factors derived from the NCPI. Costs and expenses associated with a nonmonetary item are restated as a function of the restatement of the nonmonetary asset which is being consumed or sold.

      The loss from monetary position, which represents the erosion of the purchasing power of monetary items caused by inflation, is determined by applying to net monetary assets or liabilities at the beginning of each month the factor of inflation derived from the NCPI, and is restated through the end of the latest period presented with the corresponding factor.

-     OTHER STATEMENTS:

      The statements of stockholders' equity and changes in financial position present the changes in constant Mexican pesos, according to the financial position at the prior yearend, restated to constant Mexican pesos as of the end of the latest period presented.

c. Income taxes and employee profit sharing-

The Company recognizes by means of the liability method the future effects of income taxes and employee profit sharing related to the cumulative temporary differences between book and taxable income, which arise from specific items whose turnaround period can be determined and which are not expected to be replaced by items of a similar nature and amount. Since there are no significant nonrecurring temporary differences, the Company has not recorded any deferred income taxes or employee profit sharing.

d. Employee benefits-

Under Mexican labor law, the Company is liable for separation payments and seniority premiums to employees terminated under certain circumstances. Indemnity payments to involuntarily terminated employees are charged to results in the period in which they are made. At December 31, 1998, the Company has not recorded any seniority premium liability, which effect is not significant given the current salaries and seniority of employees.

e.  Comprehensive financing cost-

The comprehensive financing cost includes all financial revenues and expenses, such as interest income and expense and the gain or loss from monetary position, as earned or incurred.

f.  Revenue recognition-

Revenues from storage and service contracts are recorded as services are provided.

g.  Unaudited financial information

The unaudited financial information included herein has been prepared in accordance with generally accepted accounting principles in Mexico. In the opinion of management the unaudited financial statements include all adjustments of a normal and recurring which are necessary for a fair presentation. The results of operations of the seven month periods ended July 31 are not necessarily indicative of the results for the full year.

5.    EQUIPMENT:

                  Warehouse equipment                         $          255,766
                  Racking                                              2,663,554
                  Transportation equipment                             1,573,844
                  Furniture and fixtures                                 289,027
                  Computer hardware and software                       1,615,811
                  Leasehold improvements                                 201,458
                                                               -----------------
                                                                       6,599,460
                  Less- Accumulated depreciation                      (1,569,888)
                                                               -----------------
                                                                       5,029,572
                  Advances to suppliers                                1,468,107
                                                               -----------------
                                                                $      6,497,679
                                                               =================

     Depreciation of equipment is calculated using the straight-line method using the following useful lives:

                  Warehouse equipment                                   10 years
                  Racking                                               10 years
                  Transportation equipment                               4 years
                  Furniture and fixtures                                10 years
                  Computer hardware and software                         4 years
                  Leasehold improvements                                20 years

6.    RELATED-PARTY TRANSACTIONS AND BALANCES:

During the year ended December 31, 1998, the Company had the following transactions with related parties:

                  Revenues-

                     Storage services                         $           78,096
                                                             ===================

The Company provided storage services to a related party, Padilla y Perez, Agentes de Seguros.

At December 31, 1998 accounts payable to related parties are as follows:

                  Padilla y Perez, Agentes de Seguros            $        70,115
                  Fernando Padilla Villarreal                            140,189
                                                              ------------------
                                                               $         210,304
                                                              ==================

The balances relate to the purchase of fixed assets. In the opinion of management, those transactions were entered into at market prices and terms.

7.    TAX ENVIRONMENT:

a.  Income and asset tax regulations-

The Company is subject to income and asset taxes. Income taxes are computed taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated asset values, which permits the deduction of current costs. Taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the inflationary component, which is similar to the gain or loss from monetary position. Beginning in 1999, the income tax rate increased from 34% to 35%, with the obligation to pay this tax each year at a rate of 30% (transitorily 32% in 1999), with the remainder payable upon distribution of earnings.

Asset tax is computed at an annual rate of 1.8% on the average of the majority of restated assets less certain liabilities, and the tax is paid only to the extent that it exceeds the income tax of the period. Any required payment of asset tax may be offset against the excess of income tax over asset tax of the following ten years. The asset tax law establishes that taxpayers are exempt from the payment of asset tax during the initial year of operations and the three following years. Accordingly, the Company is exempt from the payment of asset taxes until the year 2000.

b.  Employee profit sharing regulations-

Employee profit sharing is determined at the rate of 10% of taxable income, adjusted as prescribed by the income tax law. Net operating loss carryforwards are not available for purposes of reducing employee profit sharing. In 1998 the Company did not generate basis for the payment of employee profit sharing.

The income for purposes of employee profit sharing does not consider the inflationary component, and depreciation is based on historical rather than restated values.

c.   Net operating loss carryforwards-

At December 31, 1998, the Company has net operating loss carryforwards for income tax purposes, which will be indexed for inflation through the year applied, in the following restated amounts:

                  EXPIRATION DATE              SASA             SAMSA

                        2006            $        652,176   $        751,814
                        2007                   1,057,084            585,813
                        2008                   2,242,032            834,545
                                        ----------------   ----------------
                                        $      3,951,292   $      2,172,172
                                        ================   ================


8.    STOCKHOLDERS' EQUITY:

At December 31, 1998, capital stock of the Company consisted of 11,144 (SASA) and 25,464 (SAMSA) common shares, with a value of 500 Mexican pesos each, of which 100 (SASA) and 100 (SAMSA) shares are classified as fixed capital and 11,044 (SASA) and 25,364 (SAMSA) shares are classified as variable capital. The variable portions of capital stock are unlimited.

As of December 31, 1998, 26,811 shares (11,144 (SASA) and 15,667 (SAMSA))
have been subscribed and paid. During 1999, the remaining subscribed shares were paid.

Advances for future capital increases represent cash received from stockholders in exchange for stock to be issued at a later date.

Beginning January 1, 1999, dividends paid to individuals or foreign residents will be subject to income tax withholding at an effective rate ranging from 7.5% to 7.7%, depending on the year in which the earnings were generated. In addition, if earnings for which no corporate tax has been paid are distributed, the tax must be paid upon distribution of dividends.

Capital reductions will be subject to taxes on the excess of the reduction over the price-level adjusted paid-in capital, in accordance with the formula prescribed by the income tax law.

As of December 31, 1998, the stockholders' equity is comprised as follows:

                                                       SASA             SAMSA

Capital Stock                                  $     5,572,000    $    12,732,000
Unpaid capital stock                                       --          (4,898,458)
Restatement of capital stock                         1,269,878          2,070,081
Advances for future capital increases                  868,570                --
Accumulated losses                                  (3,547,260)        (6,411,763)
                                               ----------------   ----------------
    Total stockholders' equity                 $     4,163,188    $     3,491,860
                                               ================   ================

9.    SUBSEQUENT EVENT:

On August 1, 1999, the Company's shares were acquired by Sistemas de Archivo Corporativo, S. de R.L. de C.V. (Sistemas de Archivo), a joint-venture between Iron Mountain Mexico, S. de R.L. de C.V. (Iron Mountain Mexico) (50.1%) and Padilla y Perez Sistemas de Archivos, S.A. de C.V. (49.9%). Iron Mountain Mexico is a wholly owned subsidiary of Iron Mountain Incorporated. Iron Mountain Mexico invested USD $3.8 million in Sistemas de Archivo to gain a controlling interest and infuse capital for growth.

10.   COMBINED FINANCIAL INFORMATION UNDER TO U.S. GAAP:

DIFFERENCES BETWEEN MEXICAN AND U.S. GAAP:

The accompanying combined financial statements of the Company are presented on the basis of Mexican GAAP. Certain accounting practices applied by the Company that conform with Mexican GAAP do not conform with U.S. GAAP.

A reconciliation of combined net loss for the year and combined stockholders' equity as presented under Mexican GAAP to U.S. GAAP is presented below. This reconciliation to U.S. GAAP is presented both with and without the reversal of the restatement of the financial statements to recognize the effects of inflation, as required under Mexican GAAP Bulletin B-10, "Recognition of the Effects of Inflation in the Financial Information", as amended. The application of Bulletin B-10 represents a comprehensive measure of the effects of price level changes in the inflationary Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes, consistent with the methodology described in Statement of Financial Accounting Standards ("SFAS") No. 89, "Financial Reporting and Changing Prices". The reversal of the effects of inflation is included solely to present the historical Mexican peso amounts that would serve as the basis for the translation of the Mexican pesos financial statements into U.S. dollars for inclusion in the consolidated financial statements of Iron Mountain Incorporated.

The principal differences between Mexican GAAP and U.S. GAAP are described below, together with an explanation, where appropriate, of the method used in the determination of the adjustments that affect combined net loss for the year and combined stockholders' equity.

     DEFERRED INCOME TAXES AND EMPLOYEE PROFIT SHARING-

Under Mexican GAAP deferred taxes are limited to a few specific items. U.S. GAAP requires income taxes to be accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, the Company's deferred income taxes arise principally due to the recognition of the future benefits from net operating loss carryforwards, net of valuation allowance. A valuation allowance has been recorded for this deferred tax asset due to the uncertainty of its realization.

Employee profit sharing is calculated based on taxable income after certain adjustments, as explained in Note 7 above, and is subject to the future consequences of temporary differences in the same manner as income taxes, with the exception of benefits from net operating loss carryforwards. The deferred employee profit sharing, which is not recorded under Mexican GAAP, is included in the reconciliation of Mexican to U.S. GAAP.

The tax effect of temporary differences that generated deferred income taxes and employee profit sharing under SFAS No. 109 is as follows:

       Deferred income tax asset                                                   $      2,081,977
       Deferred employee profit sharing                                                     (85,279)
       Less:  Valuation allowance for deferred income tax asset                          (2,081,977)
                                                                                   -----------------
           Net deferred tax liability                                              $        (85,279)
                                                                                   =================

RECONCILIATION OF MEXICAN GAAP TO U.S. GAAP:

Combined net loss for the year and stockholders' equity, adjusted to take into account the significant differences between Mexican GAAP and U.S. GAAP are as follows:

a. Reconciliation of net loss -

              Net loss for the year under Mexican GAAP:                             $    (5,894,676)
                     U.S. GAAP adjustments:
                          Deferred employee profit sharing                                  (57,346)
                          Effects of inflation accounting on
                            U.S. GAAP adjustments                                             5,281
                                                                                 ------------------
              Approximate net loss according to U.S. GAAP,
                  including the effects of inflation                                     (5,946,741)

              Reversal of the effects of inflation                                        1,110,864
                                                                                 ------------------
              Approximate net loss according to U.S. GAAP,
                   excluding the effects of inflation                              $     (4,835,877)
                                                                                 ==================

b.  Reconciliation of stockholders' equity-

              Stockholders' equity under Mexican GAAP                              $      7,655,048
                     U.S. GAAP adjustments:
                          Deferred employee profit sharing                                  (85,279)
                                                                                 ------------------
              Approximate stockholders' equity under
                     U.S. GAAP, including the effects of inflation                        7,569,769

              Reversal of the effects of inflation                                       (1,346,261)
                                                                                 ------------------
              Approximate stockholders' equity under
                     U.S. GAAP excluding the effects of inflation                  $      6,223,508
                                                                                  =================

11.   FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING  STANDARD

In 1999, the Mexican Institute of Public Accountants issued Bulletin D-4 "Accounting Treatment for Income and Asset Taxes, and Employee Profit Sharing", effective for all fiscal years beginning January 1, 2000, although earlier adoption is recommended.

Bulletin D-4 establishes financial accounting and reporting standards for the effects of the asset tax (IMPAC), income tax (ISR) and employee profit sharing
(PTU) that result from an enterprise's activities during the current and preceding years. The adoption of this Bulletin is comparable to SFAS 109 and, therefore, the expected effect will be similar to that shown in the reconciliation between Mexican and U.S. GAAP with the exception of the employee profit sharing. Unlike the income and asset tax, the employee profit sharing will not be calculated based on the temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements.

Auditors' report


To the directors of Iron Mountain Europe Limited:


We report in connection with the acquisition by Iron Mountain Europe Limited of Stortext (Holdings) Limited and subsidiary undertakings (the "Stortext (Holdings) Limited Group" or "the Group").


The financial statements set out below have been prepared under the historical cost convention as modified by the valuations of freehold and long leasehold properties and are based on the consolidated accounts of Stortext (Holdings) Limited described above adjusted for the exclusion of the trade, assets and liabilities of its logistics business.


BASIS OF OPINION
We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the accounts and of whether the accounting policies are appropriate to the circumstances of the company and of the group, consistently applied and adequately disclosed.


We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the accounts are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the accounts.


Without qualifying our opinion, we draw your attention to note 1 which includes some important information on the basis of preparation of the financial statements.


OPINION
In our opinion, the financial statements give for the purpose of the transaction with Iron Mountain Europe Limited, a true and fair view of the state of affairs of the Group at 31 March 1999 and of the Group's profits and cash flows for the year ended.


Accounting practices adopted by Stortext (Holdings) Limited Group in preparing the financial statements conform with generally accepted accounting principles in the United Kingdom (UK GAAP) but do not conform with accounting principles generally accepted in the United States (US GAAP). A description of these differences and a complete reconciliation of consolidated net income and shareholders' equity to US GAAP, along with selected consolidated financial information according to US GAAP, are set forth in notes 13 and 14.



/s/ Arthur Andersen
Edinburgh, Scotland
15 November 1999

Consolidated profit and loss account
For the year ended 31 March 1999


                                                               Notes              1999
                                                                                 L'000

TURNOVER                                                                         2,736
Cost of sales                                                                   (1,450)
                                                                            ----------
Gross profit                                                                     1,286
Administrative expenses                                                           (620)
                                                                            ----------
OPERATING PROFIT                                                                   666
Finance charges (net)                                            3                 (67)
                                                                            ----------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION                                      599
Tax on profit on ordinary activities                             4                 (45)
                                                                            ----------
PROFIT FOR THE FINANCIAL YEAR                                                      554
Dividends                                                                          (72)
                                                                            ----------
Retained profit for the year                                                       482
                                                                            ----------


The profit for the financial year equates to the historical cost profit for the financial year.


The accompanying notes are an integral part of this consolidated profit and loss account.

Consolidated statement of total recognised gains and losses
For the year ended 31 March 1999


                                                                                    1999
                                                                Notes              L'000

Profit for the financial year                                                        554
Unrealised surplus on revaluation of properties                                      136
Cost of financial support provided to logistics business          1                 (481)
                                                                             -----------
TOTAL RECOGNISED GAINS AND LOSSES RELATING TO THE YEAR                               209
                                                                             -----------
                                                                             -----------


Consolidated balance sheet
As at 31 March 1999

                                                                    Notes                  1999
                                                                                          L'000
FIXED ASSETS
Tangible assets                                                       5                   1,758
                                                                                     ----------
CURRENT ASSETS
Debtors                                                               6                     651

CREDITORS: Amounts falling due within one year                        7                    (978)
                                                                                     ----------
NET CURRENT LIABILITIES                                                                    (327)
                                                                                     ----------
TOTAL ASSETS LESS CURRENT LIABILITIES                                                     1,431
CREDITORS: Amounts falling due after more than one year               8                    (700)
PROVISIONS FOR LIABILITIES AND CHARGES - DEFERRED TAXATION                                  (84)
                                                                                     ----------
NET ASSETS                                                                                  647
                                                                                     ----------
                                                                                     ----------
CAPITAL AND RESERVES
Called-up share capital                                                                   1,310
Share premium account                                                                       667
Revaluation reserve                                                                         136
Goodwill write off reserve                                                               (1,477)
Capital redemption reserve                                                                   68
Profit and loss account                                                                     (57)
                                                                                     ----------
SHAREHOLDERS' FUNDS                                                   9                     647
                                                                                     ----------
                                                                                     ----------


The accounts on pages 2 to 17 were approved by the board of directors on 15 November 1999 and signed on its behalf by:


/s/ Peter Mitchell                                    Director


15 November 1999

The accompanying notes are an integral part of this consolidated balance sheet.

Consolidated cash flow statement
For the year ended 31 March 1999

                                                                      Notes            1999
                                                                                      L'000
NET CASH INFLOW FROM OPERATING ACTIVITIES                              10               387
Returns on investments and servicing of finance                        11               (67)
Taxation                                                               11               (34)
Capital expenditure and financial investment                           11              (236)
Equity dividends paid                                                                   (75)
                                                                                 ----------
CASH OUTFLOW BEFORE MANAGEMENT OF LIQUID RESOURCES AND FINANCING                        (25)
Financing                                                              11               (63)
                                                                                 ----------
DECREASE IN CASH IN THE YEAR                                           12               (88)
                                                                                 ----------
                                                                                 ----------


The accompanying notes are an integral part of this consolidated cash flow statement.

Notes to accounts

1   NATURE OF BUSINESS AND CORPORATE STATUS
Stortext (Holdings) Limited Group is a full-service records management company, registered in the United Kingdom, providing storage and related services for all media in Central Scotland to commercial, professional and financial businesses.


These financial statements reflect the consolidated financial position and results of Stortext (Holdings) Limited Group, which consolidate the financial position and results of Stortext (Holdings) Limited, Stortext Limited and JAD
(93) Limited, adjusted for the elimination of the trade, assets and liabilities of its logistics business, which were transferred out of the Group immediately prior to its acquisition by Iron Mountain Europe Limited (see note 15). All intercompany balances have been eliminated on consolidation.


The business acquired has provided financial support to the logistics business since its inception. The acquisition did not provide for any payment in respect of the cumulative amount of this support at the date of sale and accordingly no amounts are shown as recoverable in the 31 March 1999 balance sheet included in these financial statements. The cost of the financial support provided has been written off through the Consolidated Statement of Total Recognised Gains and Losses and amounted to L481,000 in the year ended 31 March 1999.


The financial statements also reflect two adjustments necessary to bring the accounting policies historically adopted by Stortext (Holdings) Limited into line with those of Iron Mountain Europe Limited. The adjustments are to spread the benefit of rent free periods on property leases equally over the life of the related leases rather than recognising the benefit at the start of the leases, and to recognise income for billings in advance over the period to which they relate rather than at the point of billing.


These financial statements are not comparable to the United Kingdom financial statements of Stortext (Holdings) Limited as they exclude the trade, assets and liabilities of its logistics business. The full financial statements of Stortext (Holdings) Limited for the year ended 31 March 1999, which consolidated the accounts of Stortext (Holdings) Limited, Stortext Limited and JAD (93) Limited and which carried an unqualified auditors' report, have been filed with the Registrar of Companies.

1   NATURE OF BUSINESS AND CORPORATE STATUS (CONTINUED)
The financial statements can be reconciled to the audited statutory consolidated accounts of Stortext (Holdings) Limited as follows:


                                                                                                 L'000

Net assets per audited statutory accounts                                                          862
Elimination of net liabilities directly attributable to the logistics business                      11
Recognition of deferred income at 31 March 1999                                                   (144)
Recognition of accrual in respect of rent free occupancy                                           (82)
                                                                                            ----------
Net assets per financial statements                                                                647
                                                                                            ----------
                                                                                            ----------

                                                                                                 L'000

Retained profit for the financial year per audited statutory accounts                              105
Elimination of retained loss directly attributable to the logistics business and cost of
employees not acquired                                                                             660
Net impact of recognition of deferred income at 31 March 1998 and 1999                             (22)
Recognition of accrual in respect of rent free occupancy                                           (82)
Recognition of notional management overhead                                                       (179)
                                                                                            ----------
Retained profit for the year per the financial statements                                          482
                                                                                            ----------
                                                                                            ----------

                                                                                                 L'000

Other recognised gains and losses per audited statutory accounts                                   136
Cost of financial support provided to logistics business                                          (481)
                                                                                            ----------
Other recognised gains and losses per the financial statements                                    (345)
                                                                                            ----------
                                                                                            ----------


2   ACCOUNTING POLICIES
The principal accounting policies are summarised below. They have all been applied consistently throughout the year.


BASIS OF ACCOUNTING
The accounts have been prepared under the historical cost convention, modified to include the revaluation of certain fixed assets, and in accordance with applicable accounting standards in the United Kingdom.


INTANGIBLE ASSETS - GOODWILL
Goodwill arising on the acquisition of businesses, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is fully written off to reserves in the year of acquisition.


TANGIBLE FIXED ASSETS
Tangible fixed assets are stated at cost or valuation, net of depreciation and any provision for impairment. Depreciation is provided on all tangible fixed assets, other than investment properties and freehold land, at rates calculated to write off the cost or valuation, less estimated residual value, of each asset on a straight-line basis over its expected useful life, as follows:

Heritable property                        2.5% per annum
Building improvements                     2.5% and 10% per annum
Plant and equipment                       10%, 25% and 50% per annum
Motor vehicles                            25% per annum


TAXATION
Corporation tax payable is provided on taxable profits at the current rate.


Advance corporation tax payable on dividends paid or provided for in the year is written off, except when recoverability against corporation tax payable is considered to be reasonably assured. Credit is taken for advance corporation tax written off in previous years when it is recovered against corporation tax liabilities.


Deferred taxation is provided using the liability method on all timing differences only to the extent that they are expected to reverse in the future without being replaced, except that the deferred tax effects of timing differences arising from pensions and other post-retirement benefits are always recognised in full.


TURNOVER
Turnover represents amounts receivable for records management services provided in the normal course of business, net of trade discounts, VAT and other sales related taxes. Amounts invoiced in advance of services provided are recorded as deferred income in the balance sheet. Services provided in advance of billings are recorded as accrued income in the balance sheet.

2   ACCOUNTING POLICIES (CONTINUED)
LEASES
Assets held under finance leases and other similar contracts, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated over the shorter of the lease terms or their useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to produce a constant rate of charge on the balance of capital repayments outstanding. Hire purchase transactions are dealt with similarly, except that assets are depreciated over their useful lives.


Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis. Benefits received and receivable as an incentive to sign an operating lease are similarly spread on a straight-line basis over the lease term, except where the period to the review date on which the rent is first expected to be adjusted to the prevailing market rate is shorter than the full lease term, in which case the shorter period is used.


REVALUATION OF PROPERTIES
Where individual freehold and leasehold properties are revalued the surplus or deficit on book value is transferred to the revaluation reserve, except that a deficit which is in excess of any previously recognised surplus over depreciated cost relating to the same property, or the reversal of such a deficit, is charged (or credited) to the profit and loss account. Where depreciation charges are increased following a revaluation, an amount equal to the increase is transferred annually from the revaluation reserve to the profit and loss account as a movement on reserves. On disposal or recognition of a provision for impairment of a revalued fixed asset, any related balance remaining in the revaluation reserve is also transferred to the profit and loss account as a movement on reserves.


3   FINANCE CHARGES (NET)
INTEREST PAYABLE AND SIMILAR CHARGES


                                                                            1999
                                                                           L'000

Bank loans and overdrafts                                                     49
Finance leases and hire purchase contracts                                    18
                                                                      ----------
                                                                              67
                                                                      ----------
                                                                      ----------

4 TAX ON PROFIT ON ORDINARY ACTIVITIES
The tax charge comprises:


                                                                                                             1999
                                                                                                            L'000

Corporation tax at 21%                                                                                         18
Deferred taxation                                                                                              27
                                                                                                       ----------
                                                                                                               45
                                                                                                       ----------
                                                                                                       ----------

5   TANGIBLE FIXED ASSETS
                                         Heritable        Building            Motor      Plant and
                                          Property    Improvements         vehicles      machinery          Total
                                             L'000           L'000            L'000          L'000          L'000
COST OR VALUATION
At 1 April 1998                                974               -               68            863          1,905
Additions                                       49              61                -            328            438
Revaluations                                   (22)              -                -              -            (22)
Disposals                                        -               -              (43)          (113)          (156)
Transfers                                      (51)             51                -              -              -
                                        ----------      ----------       ----------     ----------     ----------
At 31 March 1999                               950             112               25          1,078          2,165
                                        ----------      ----------       ----------     ----------     ----------
                                        ----------      ----------       ----------     ----------     ----------
DEPRECIATION
At 1 April 1998                                120               -               54            331            505
Charge for the year                             38               6               12            160            216
Adjustments on revaluations                   (158)              -                -              -           (158)
Disposals                                        -               -              (43)          (113)          (156)
                                        ----------      ----------       ----------     ----------     ----------
At 31 March 1999                                 -               6               23            378            407
                                        ----------      ----------       ----------     ----------     ----------
                                        ----------      ----------       ----------     ----------     ----------
NET BOOK VALUE
At 31 March 1999                               950             106                2            700          1,758
                                        ----------      ----------       ----------     ----------     ----------
                                        ----------      ----------       ----------     ----------     ----------

6   DEBTORS
                                                                                                              1999
                                                                                                             L'000
Amounts falling due within one year:
Trade debtors                                                                                                  539
Other debtors                                                                                                   20
Prepayments and accrued income                                                                                  92
                                                                                                        ----------
                                                                                                               651
                                                                                                        ----------
                                                                                                        ----------


7   CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                                                  1999
                                                                                                 L'000
Obligations under finance leases and hire purchase contracts                                       102
Bank loans and overdrafts                                                                           91
Trade creditors                                                                                    245
Taxation and social security                                                                        97
ACT payable                                                                                          7
Accruals and deferred income                                                                       354
Proposed dividends - equity shareholders                                                            82
                                                                                            ----------
                                                                                                   978
                                                                                            ----------
                                                                                            ----------


The bank loans and overdrafts are secured by a bond and floating charge on all of the assets of the division and by a standard security over the heritable property at 10 Chestnut Street, Edinburgh and Traquair Road, Innerleithen.


8   CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                                                  1999
                                                                                                 L'000
OTHER CREDITORS
Obligations under finance leases and hire purchase contracts                                       527
Bank loans                                                                                         173
                                                                                            ----------
                                                                                                   700
                                                                                            ----------
                                                                                            ----------


Bank loans refer to a term loan drawn on 21 September 1998 which is repayable monthly over 15 years. The borrowing is secured by floating charge and by standard security over the premises at 10 Chestnut Street, Edinburgh and Traquair Road, Innerleithen.


9   RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                                                   1999
                                                                                                  L'000
Profit for the financial year                                                                       554
Other recognised gains and losses relating to the year (net)                                       (345)
                                                                                             ----------
                                                                                                    209
Dividends paid and proposed on equity and non-equity shares                                         (72)
                                                                                             ----------
Net addition to shareholders' funds                                                                 137
Opening shareholders' funds                                                                         510
                                                                                             ----------
Closing shareholders' funds                                                                         647
                                                                                             ----------
                                                                                             ----------

10  RECONCILIATION OF OPERATING PROFIT TO OPERATING CASH FLOWS

                                                                                              1999
                                                                                             L'000
Operating profit                                                                               666
Depreciation charges                                                                           216
Increase in debtors                                                                           (218)
Decrease in creditors                                                                         (277)
                                                                                        ----------
NET CASH INFLOW FROM OPERATING ACTIVITIES                                                      387
                                                                                        ----------
                                                                                        ----------



11  ANALYSIS OF CASH FLOWS

                                                                                              1999
                                                                                             L'000
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest paid                                                                                  (49)
Interest element of finance lease rentals                                                      (18)
                                                                                        ----------
Net cash outflow                                                                               (67)
                                                                                        ----------
                                                                                        ----------
TAXATION
UK corporation tax paid                                                                        (34)
                                                                                        ----------
                                                                                        ----------
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets                                                             (236)
                                                                                        ----------
                                                                                        ----------
FINANCING
Increase in bank borrowings                                                                     27
Capital element of finance lease rental payments                                               (90)
                                                                                        ----------
Net cash outflow                                                                               (63)
                                                                                        ----------
                                                                                        ----------


12  ANALYSIS AND RECONCILIATION OF NET DEBT


                                                                                                     Other
                                                                      1 April                      non-cash       31 March
                                                                         1998      Cash flow        changes           1999
                                                                        L'000          L'000          L'000          L'000
Cash in hand, at bank                                                      24            (24)             -              -
Overdrafts                                                                  -            (64)             -            (64)
                                                                   ----------     ----------     ----------     ----------
                                                                                         (88)
                                                                   ----------     ----------     ----------     ----------
Debt due after 1 year                                                    (495)           (32)             -           (527)
Debt due within 1 year                                                    (32)             5              -            (27)
Finance leases                                                           (163)            90           (202)          (275)
                                                                                  ----------
                                                                                          63
                                                                   ----------     ----------     ----------     ----------
Net debt                                                                 (666)           (25)          (202)          (893)
                                                                   ----------     ----------     ----------     ----------
                                                                   ----------     ----------     ----------     ----------

                                                                                                                      1999
                                                                                                                     L'000
Decrease in cash in the year                                                                                            88
Cash inflow from increase in debt and lease financing                                                                  (63)
                                                                                                                ----------
Change in net debt resulting from cash flows                                                                            25

New finance leases                                                                                                     202
                                                                                                                ----------
Movement in net debt in year                                                                                           227
Net debt at 1 April 1998                                                                                               666
                                                                                                                ----------
Net debt at 31 March 1999                                                                                              893
                                                                                                                ----------
                                                                                                                ----------

13 SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE GROUP AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
The Company's accounting policies comply with UK GAAP. Elements of the Group's accounting policies which differ significantly from accepted accounting principles in the United States (US GAAP) are described below:


i)   Items affecting net income and shareholders' equity


1. Goodwill of L1,537,000 arising on the acquisition of Stortext (Scotland) Limited by Stortext (Holdings) Limited in 1994 that had been fully written off to reserves under UK GAAP, has now been capitalised and amortised over 30 years. Under US GAAP, the goodwill should be $2,478,000.


2. A deferred tax liability of L60,000 is required under US GAAP as part of the fair value accounting entries recorded in relation to properties as part of the 1994 acquisition of Stortext (Scotland) Limited. This deferred tax liability is being released to the Income Statement over the life of the related property, which is 40 years.


3. The upwards revaluation of properties at 31 March 1999 of L136,000 should be reversed under US GAAP.


ii) Reconciliation of net income and shareholders' equity to US GAAP.


A)  NET INCOME

                                                                                                           Year ended 31
                                                                                                              March 1999
                                                                                                                   L'000
Profit for the financial year as reported in the profit and loss account                                             554
1.  amortisation of goodwill                                                                                         (51)
2.  release of deferred tax liability relating to fair value                                                           1
                                                                                                              ----------
Net income according to US GAAP                                                                                      504
                                                                                                              ----------
                                                                                                              ----------


B)  SHAREHOLDERS' EQUITY

                                                                                                                As of 31
                                                                                                              March 1999
                                                                                                                   L'000
Shareholders' equity as reported in the balance sheet                                                                647
1.  recording of goodwill and related amortisation                                                                 1,302
2.  recording of deferred tax liability relating to fair value                                                       (53)
3.  reversal of revaluation of properties                                                                           (136)
                                                                                                              ----------
Shareholders' equity according to US GAAP                                                                          1,760
                                                                                                              ----------
                                                                                                              ----------

14  CONSOLIDATED FINANCIAL INFORMATION ACCORDING TO US GAAP
The Group maintains its accounts in accordance with accounting principles and practices employed by enterprises in the UK, whereas the following financial statements reflect certain adjustments not recorded in the Group's books, to present these statements in accordance with generally accepted accounting principles in the United States. These financial statements have been translated to US dollars.


A)  FOREIGN CURRENCY TRANSLATION
The financial information expressed in U.S. dollars is presented solely for the convenience of the reader. Assets and liabilities have been translated from UK pounds to US dollars using the closing exchange rate as of the balance sheet date. Revenues and expenses have been translated at the average exchange rate for US dollars. The rates are as follows:


                                                                                                              Year ended
                                                                                                           31 March 1999
Average                                                                                                            1.654
Closing                                                                                                            1.612


B) CONSOLIDATED BALANCE SHEET ACCORDING TO US GAAP

                                                                                   As of 31
                                                                                 March 1999
                                                                                      $'000
ASSETS
Cash and cash equivalents                                                       $         -

Accounts receivable, net                                                                869
Other receivables                                                                        32
Prepaid expenses                                                                        148
                                                                                 ----------
Total current assets                                                                  1,049
                                                                                 ----------

Property plant and equipment                                                          3,526
Less accumulated depreciation                                                           911
                                                                                 ----------
Net property plant and equipment                                                      2,615
                                                                                 ----------
Goodwill, net                                                                         2,098
                                                                                 ----------
Total assets                                                                         $5,762
                                                                                 ----------
                                                                                 ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of long term debt                                               $        44
Lines of credit                                                                         103
Current portion of obligations held under capital leases                                164
Unearned income                                                                         144
Accounts payable                                                                        395
Accrued expenses                                                                        378
Income tax payable                                                                       50
Other current liabilities                                                               298
                                                                                 ----------
Total current liabilities                                                             1,576
Long term debt, net of current portion                                                  850
Obligations under capital leases, less current portion                                  278
Deferred income taxes                                                                   221
                                                                                 ----------
Total liabilities                                                                     2,925
                                                                                 ----------
Common stock                                                                          2,196
Additional paid in capital                                                            1,232
Accumulated deficit                                                                    (488)
Currency translation adjustment                                                        (103)
                                                                                 ----------
Total shareholders' equity                                                            2,837
                                                                                 ----------
Total liabilities and shareholders' equity                                      $     5,762
                                                                                 ----------
                                                                                 ----------



C) CONSOLIDATED STATEMENT OF OPERATIONS ACCORDING TO US GAAP

                                                                                   Year ended
                                                                                31 March 1999
                                                                                        $'000
Total revenues - storage                                                        $       3,176
               - service and storage materials sales                                    1,349
                                                                                   ----------
                                                                                        4,525
Cost of sales                                                                           2,398
                                                                                   ----------
Gross profit                                                                            2,127
                                                                                   ----------
Selling, general and administrative expenses                                              669
Depreciation and amortisation expense                                                     441
                                                                                   ----------
Total operating expenses                                                                1,110
                                                                                   ----------

Operating income                                                                        1,017
Interest expense                                                                         (111)
                                                                                   ----------
Income before provision for income taxes                                                  906
Provision for income taxes                                                                (73)
                                                                                   ----------
Net income                                                                         $      833
                                                                                   ----------
                                                                                   ----------


15  SUBSEQUENT EVENTS
On 12 September 1999, the Company acquired the minority interest in its subsidiary company, Stortext Limited. Immediately following this acquisition, the entire issued share capital of the company was acquired by Iron Mountain Europe Limited (formerly Britannia Data Management Limited).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Iron Mountain Incorporated:

We have audited the accompanying combined balance sheet of Midtown Professional Records Centre, Inc. (an Ohio Corporation), Piliach Properties, Inc. (an Ohio Corporation), and 1209 Group Inc. (an Ohio Corporation)(collectively Midtown Professional Records Centre, Inc. or the Company) as of December 31, 1998, and the related combined statements of operations, stockholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                             /s/ Arthur Andersen LLP


Cleveland, Ohio
October 29, 1999

                     MIDTOWN PROFESSIONAL RECORDS CENTRE, INC.
                             COMBINED BALANCE SHEETS

                                                             September 30,
                                                                1999             December 31,
                                                             (Unaudited)             1998
                                                            -------------        ------------
                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                  $   93,833           $  306,343
  Accounts receivable, net of allowance or $28,900 and
    $0, respectively                                            555,283              482,146
  Prepaid expenses and other                                      6,616                6,616
                                                             ----------           ----------
      Total current assets                                      655,732              795,105
                                                             ----------           ----------
  Property, plant and equipment, net (note 2)                 2,294,866            2,328,438
  Other assets, net                                              20,153               26,170
                                                             ----------           ----------
      Total assets                                           $2,970,751           $3,149,713
                                                             ----------           ----------
                                                             ----------           ----------
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of capital lease obligations               $   43,718           $   41,861
  Current portion of long-term debt                             608,604              718,336
  Line of credit                                                 85,000                  -
  Accounts payable                                               48,541              262,353
  Accrued liabilities                                            33,515               88,730
                                                             ----------           ----------
      Total current liabilities                                 819,378            1,111,280
                                                             ----------           ----------
Long-term capital lease obligations, net of
  current portion                                                50,611               84,329
Long-term debt, net of current portion                        1,043,246            1,107,620
                                                             ----------           ----------
      Total liabilities                                       1,913,235            2,303,229
                                                             ----------           ----------

STOCKHOLDERS' EQUITY:
  Common stock                                               $   81,250           $   81,250
  Treasury stock, common shares at cost                         (75,000)                 -
  Retained earnings                                           1,051,266              765,234
                                                             ----------           ----------
      Total stockholders' equity                              1,057,516              846,484
                                                             ----------           ----------
      Total liabilities and stockholders' equity             $2,970,751           $3,149,713
                                                             ----------           ----------
                                                             ----------           ----------

    The accompanying notes are an integral part of these financial statements.

                           MIDTOWN PROFESSIONAL RECORDS CENTRE, INC.



                                 COMBINED STATEMENTS OF OPERATIONS


                                                                  For the nine
                                                                  months ended         For the
                                                                  September 30,       year ended
                                                                       1999          December 31,
                                                                   (Unaudited)           1998
                                                                 ----------------- -----------------

REVENUES:
   Storage                                                         $ 1,392,034         $1,610,430
   Service and storage material sales and other                      1,317,235          1,607,654
                                                                  --------------     -------------
        Total revenues                                               2,709,269          3,218,084

OPERATING EXPENSES:
   Cost of sales                                                     1,275,969          1,568,697
   Selling, general and administrative                                 741,064            951,163
   Depreciation and amortization                                       150,863            169,818
                                                                  --------------     -------------
        Total operating expenses                                     2,167,896          2,689,678
                                                                  --------------     -------------

OPERATING INCOME                                                       541,373            528,406

INTEREST EXPENSE                                                      (116,741)          (174,796)
                                                                  --------------     -------------

NET INCOME                                                         $   424,632        $   353,610
                                                                  ==============     =============


   The accompanying notes are an integral part of these financial statements.

                             MIDTOWN PROFESSIONAL RECORDS CENTRE, INC.



                            COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                        Common Stock                    Treasury Stock
                            --------------------------------------  ------------------------
                             Authorized     Issued                                              Retained
                               Shares        Shares      Amount       Shares       Amount       Earnings         Total
                            --------------  ---------- -----------  -----------  -----------  -------------  --------------

BALANCE, JANUARY 1, 1998          2,250          1,600     $81,250            -     $      -   $   514,182    $   595,432
   Net income                         -              -           -            -            -       353,610        353,610
   Cash dividends                     -              -           -            -            -      (102,558)      (102,558)
                                -------     ---------- -----------  -----------  -----------  -------------  --------------

BALANCE, DECEMBER 31, 1998        2,250          1,600     $81,250            -            -   $   765,234    $   846,484
   Net income (unaudited)             -              -           -            -            -       424,632        424,632
   Cash dividends                     -              -           -            -            -      (138,600)      (138,600)
   Treasury stock purchase            -              -           -       (187.5)     (75,000)            -        (75,000)
                                -------     ---------- -----------  -----------  -----------  -------------  --------------

BALANCE, SEPTEMBER 30, 1999
(UNAUDITED)                       2,250          1,600     $81,250       (187.5)    $(75,000)  $ 1,051,266    $ 1,057,516
                                =======     ========== ===========  ===========  ===========  =============  ==============


   The accompanying notes are an integral part of these financial statements.

                            MIDTOWN PROFESSIONAL RECORDS CENTRE, INC.



                                 COMBINED STATEMENTS OF CASH FLOWS


                                                                           Nine Months
                                                                        Ended September 30,
                                                                              1999                    Year Ended
                                                                           (Unaudited)              December 31, 1998
                                                                     ------------------------- ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                               $ 424,632                $ 353,610
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization                                            150,863                  169,818

CHANGES IN ASSETS AND LIABILITIES:
   Accounts receivable, net                                                   (73,137)                (108,248)
   Other assets                                                                 6,017                   (4,860)
   Accounts payable                                                          (213,812)                 (28,367)
   Accrued liabilities                                                        (55,215)                   3,341
                                                                           ------------             -------------
         Cash flows provided by operating activities                          239,348                  385,294
                                                                           ------------             -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of equipment                                                    (117,291)                (521,079)
   Decrease in loan receivable                                                  -                       27,530
                                                                           ------------             -------------
         Cash flows used in investing activities                             (117,291)                (493,549)
                                                                           ------------             -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from borrowings                                                         -                  521,984
   Proceeds from line of credit                                                85,000                        -
   Payments on long-term debt and capital lease
     obligations                                                             (129,715)                (307,367)
   Repayment of loans-related party                                           (76,252)                 (30,855)
   Purchase of treasury stock                                                 (75,000)                       -
   Dividends paid                                                            (138,600)                (102,558)
                                                                           ------------             -------------
         Cash flows (used in) provided by financing
           activities                                                        (334,567)                  81,204
                                                                           ------------             -------------

Decrease in cash and cash equivalents                                        (212,510)                 (27,051)

Cash and cash equivalents, beginning of period                                306,343                  333,394
                                                                           ------------             -------------

Cash and cash equivalents, end of period                                    $  93,833                $ 306,343
                                                                           ============             =============

SUPPLEMENTAL INFORMATION:
   Cash paid for interest                                                   $ 115,774                $ 174,289
                                                                           ============             =============


   The accompanying notes are an integral part of these financial statements.

                    MIDTOWN PROFESSIONAL RECORDS CENTRE, INC.



                     NOTES TO COMBINED FINANCIAL STATEMENTS


1. ORGANIZATION AND NATURE OF BUSINESS

The combined financial statements include the accounts of Midtown Professional Records Centre, Inc. (Midtown), Pillisch Properties, Inc. (Pillisch), and 1209 Group, Inc. (1209), (collectively, Midtown Professional Records Centre, Inc., or the Company). The companies are owned by the same stockholders. Midtown is a full service records management company providing storage and related services to companies primarily located in Northeast Ohio. Pillisch and 1209 are real estate holding companies that primarily rent their properties to Midtown. The customer base is comprised mainly of medium to large sized commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations.

2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying combined financial statements include the accounts of Midtown, Pillisch, and 1209. All significant intercompany transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED FINANCIAL INFORMATION

The unaudited financial information included herein has been prepared in accordance with generally accepted accounting principles. In the opinion of management the unaudited financial statements include all adjustments of a normal and recurring nature which are necessary for a fair presentation. The results of operations of the nine month period ended September 30, 1999 are not necessarily indicative of the results for the full year.

REVENUE RECOGNITION

Storage and service revenues are recognized in the month the respective service is provided. Also included in service and storage material sales revenue is land lease revenue of $30,360 for the year ended December 31, 1998. Storage material sales are recognized when shipped to the customer.

CASH AND CASH EQUIVALENTS

The Company defines cash and cash equivalents to include cash on hand and cash invested in short-term securities that have an original maturity of less than 90 days. Cash and cash equivalents are carried at cost which approximates fair market value.

LOAN ORIGINATION COSTS

The Company maintains a policy of capitalizing all loan origination costs paid. These costs are amortized over the duration of the loan. Amortization expense of $1,237 was recorded in 1998.

INCOME TAXES

The Company has elected to be taxed as an S Corporation. Accordingly, the Company's profits are taxed directly to the shareholders and the accompanying combined statements of operations do not reflect a provision for federal income taxes. Local income taxes and certain state taxes are payable directly by the Company.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment including assets under capital lease are stated at cost and depreciated using the straight-line method over estimated useful lives, as follows:

Buildings                              39 years
Furniture, fixtures and equipment      5-10 years
Vehicles                               5-10 years
Leasehold improvements                 Remaining life of lease or life of
                                          asset, whichever is shorter
Software                               3 years

Property, plant and equipment consists of the following at December 31, 1998:

Land                                   $     61,828
Buildings                                 1,228,745
Furniture, fixtures and equipment         1,440,717
Vehicles                                    114,055
Leasehold improvements                      421,213
                                       -------------
                                          3,266,558
Accumulated depreciation                   (938,120)
                                       -------------
                                       $  2,328,438
                                       =============

3. DEBT

LINE OF CREDIT

The Company has a $200,000 line of credit with a bank that is due on demand. The line of credit is secured by accounts receivable, inventory, and equipment along with the personal guarantee of the stockholders. Interest is at the prime rate (7.75% at December 31, 1998). There were no borrowings on the line of credit at December 31, 1998. The Company was in compliance with the related covenants at December 31, 1998.

LONG-TERM DEBT

Long-term debt consisted of the following:

                                                                                December 31,
                                                                                    1998
                                                                               ----------------

      Note payable to a bank, payable in monthly installments of $12,075 including interest at 7.5%; final payment due October 2003. The note is secured by accounts receivable, inventory and equipment and the
         personal guarantee of one of the stockholders.                              $   581,916

      Mortgage loan payable to a bank, payable in monthly installments of $2,459 plus interest at approximately 8.23%; final payment due February 2003.
         The loan is secured by the associated property.                                 246,553

      Mortgage loan payable to a bank, payable in monthly installments of $3,434 plus interest at 8.07%; final payment due December 1999. The loan is
         secured by the associated property.                                             233,579

      Note payable to a bank, payable in monthly installments of $4,025 including interest at 7.5%; final payment due October 2003. The note is secured by a blanket lien on Company assets and the personal guarantee
         of one of the stockholders.                                                     193,972

      Mortgage loan payable to a bank, payable in monthly installments of $1,953 plus interest at approximately 8.24%; final payment due December 2000.
         The loan is secured by the associated property.                                 177,021

      Mortgage loan payable to a bank, payable in monthly installments of $1,811 plus interest at 9.7%; final payment due May 1999. The loan is secured
         by the associated property.                                                     141,252

      Note payable to a related party, payable in monthly installments of
         $4,689, including interest at approximately 6.34%, through December
         2000. The note is unsecured.                                                    107,946

      Mortgage loan payable to a bank, payable in monthly installments of $1,432 plus interest at 9.25%; final payment due February 2005. The loan is
         secured by the associated property.                                              72,381

      Note payable to a related party, with no specified payment terms or due date.  Outstanding balance accrues interest
         at 11%.  The note is unsecured.                                                  29,268


                                       50

      Note payable to a financing company, payable in monthly installments of
         $614 including interest at 2.9%; final payment due January 2002.                 21,155

      Note payable to a financing company, payable in monthly installments of
         $595 including interest at 9.15%, final payment due October 1999. The
         note is secured by a vehicle owned by the Company.                                5,711

      Note payable to a financing company, payable in monthly installments of
         $245 including interest at 6.9%; final payment due October 2000. The
         note is secured by the vehicle.                                                   5,293

      Unsecured non-interest bearing note payable to a company,
         payable in bi-monthly installments of $160 through
         March 2000.                                                                       4,812

      Note payable to the primary owner, payable in January 1999. This note is
         unsecured and is non-interest bearing.                                            3,763

      Note payable to a bank, payable in monthly installments of $490 including interest at 10.25%; final payment due March 1999. The note is secured
         by a vehicle owned by the Company.                                                1,334
                                                                                    ------------

                                                                                       1,825,956

      Less--Current portion                                                              718,336
                                                                                    ------------

             Net long-term debt                                                       $1,107,620
                                                                                    ============

The aggregate amount of future principal payments at December 31, 1998 is as follows:

1999                               $  718,336
2000                                  437,060
2001                                  240,304
2002                                  245,745
2003                                  184,511
                                   ----------

                                   $1,825,956
                                   ==========

4. CAPITAL LEASE OBLIGATIONS:

The Company leases certain equipment and fixtures under capital leases with monthly payments totaling $7,139 including interest at rates ranging from 9.5% to 16.9%. These leases expire at various dates beginning in March, 1999 through November, 2002. The Company has the option to purchase the equipment and fixtures for 10% of the initial market value.

Minimum future lease payments under the leases at December 31, 1998 are as follows:

1999                                               $ 59,449
2000                                                 50,040
2001                                                 34,270
2002                                                 16,366
                                                   --------

     Total minimum future payments                  160,125

     Less- amount representing interest              33,935
                                                   --------

     Total capital lease obligations               $126,190
                                                   ========

The capital lease obligations included in the combined balance sheet are as follows:

                                        1998
                                     -----------

Current                               $  41,861
Long-Term                                84,329
                                     -----------

     Total                             $126,190
                                     ===========

The assets under the capital leases included in the combined financial statements consist of the following:

                                                     1998
                                                  -----------

Warehouse fixtures                                  $104,134
Office and scanning equipment                         52,668
Shop and garage equipment                             41,249
                                                  -----------
                                                     198,051

Less- Accumulated depreciation                        41,577
                                                  -----------

     Net book value                                 $156,474
                                                  ===========

     Depreciation expense                          $  23,714
                                                  ===========

5. OPERATING LEASES:

The Company leases a portion of a building under a five-year operating lease which requires monthly rental payments of $12,149 through March, 1999 and $12,844 through March, 2001. Rent expense for 1998 and 1997 was $145,793 and $145,793, respectively. The lease contains two five-year renewal options and requires that the lessee pay utilities, maintenance and insurance.

Minimum future rental payments under this lease are as follows:

1999                                   $152,043
2000                                    154,128
2001                                     38,532
                                     -----------

                                       $344,703
                                     ===========

The Company also leases automobiles, trucks and equipment under various operating leases. These lease terms range from one to five years and expire at various dates through 2001.

Minimum future rental payments under these operating leases are as follows:

1999                                  $31,190
2000                                   22,702
2001                                    5,769
                                     ---------

                                      $59,661
                                     =========

Rent expense under these leases totaled $49,205 for the year ended December 31, 1998.

6. RETIREMENT PLAN:

The Company maintains a 401(k) retirement plan for eligible employees. Under the terms of the plan, employees may elect to defer a portion of their compensation. The Company may match a portion of each employee's contribution at the discretion of the Company. Additional employer contributions may also be made at the discretion of the Company. The Company made a matching contribution of $1,998 for the year ended December 31, 1998.

7. SUBSEQUENT EVENTS

During July 1999, the Company purchased 187.5 shares of common stock from a related party which is now being held as treasury stock.

On October 21, 1999 the Company sold substantially all of its assets and certain liabilities to Iron Mountain Incorporated effective September 30, 1999.

                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                         IRON MOUNTAIN INCORPORATED
                                         --------------------------
                                         (Registrant)





November 23, 1999                    By: /s/ Jean A. Bua
------------------                       ------------------------------
  (date)                                 Jean A. Bua
                                         Vice President and Corporate Controller
                                         (Principal Accounting Officer)

                               NEW IRON MOUNTAIN
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Condensed Consolidated Balance Sheet of New Iron Mountain has been prepared based upon the Iron Mountain and Pierce Leahy Pro Forma Balance Sheets as of September 30, 1999. The Iron Mountain Pro Forma Balance Sheet gives effect to Iron Mountain's acquisitions not acquired or consolidated as of September 30, 1999. The Pierce Leahy Pro Forma Balance Sheet gives effect to the redemption of Pierce Leahy's redeemable preferred stock on November 1, 1999. The New Iron Mountain Pro Forma Balance Sheet gives effect to the merger as if it had occurred as of September 30, 1999.

    The following Unaudited Pro Forma Condensed Consolidated Statements of Operations of New Iron Mountain for the nine months ended September 30, 1999 and for the year ended December 31, 1998 have been prepared based upon the Iron Mountain and Pierce Leahy Pro Forma Statements of Operations for these same periods. The New Iron Mountain Pro Forma Statements of Operations give effect to the merger as if it had occurred as of January 1, 1998.

    The acquisition of Pierce Leahy by Iron Mountain will be effected by merging Iron Mountain with and into Pierce Leahy, with Pierce Leahy being the surviving legal entity. Immediately after the merger, Pierce Leahy will change its name to Iron Mountain Incorporated. As the Iron Mountain stockholders will own approximately 65% of New Iron Mountain, the merger will be accounted for as a reverse acquisition, and Iron Mountain will be the acquiring company for accounting purposes.

    The pro forma financial statements do not give effect to estimated annual net cost savings of $15 million. Management expects to achieve this annual level of savings within three years after the merger. Further, the pro forma financial statements do not reflect any costs that may be associated with integrating the two companies as it is not practicable to quantify these costs at this time. These costs may be material to New Iron Mountain's results of operations. Depending upon management's plans and the nature and timing of the costs, the costs may be accounted for as part of the acquisition accounting, as a post-combination restructuring charge, as operating expenses in the period incurred or as capital expenditures.

    The New Iron Mountain Pro Forma Statements of Operations do not necessarily indicate the actual results of operations that we would have reported if the events described above had occurred as of January 1, 1998, nor do they necessarily indicate the results of future operations. In the opinion of management of Iron Mountain and Pierce Leahy, all adjustments and disclosures necessary to fairly present these pro forma financial statements have been made.

    You should read the New Iron Mountain Pro Forma Financial Statements in conjunction with each of Iron Mountain's and Pierce Leahy's Pro Forma Financial Statements set forth herein and the information located in the following documents filed with the SEC:

  -Iron Mountain's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 31, 1998 located in its Current Report on Form 8-K dated July 9, 1999

  -Iron Mountain's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the nine months ended September 30, 1999 located in its Quarterly Report on Form 10-Q

  -Pierce Leahy's financial statements and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" for the year ended December 31, 1998 located in its Annual Report on Form 10-K

  -Pierce Leahy's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the nine months ended September 30, 1999 located in its Quarterly Report on Form 10-Q.

                               NEW IRON MOUNTAIN
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999

                                 (IN THOUSANDS)

                                                PRO FORMA     PRO FORMA                       PRO FORMA
                                                  IRON         PIERCE       PRO FORMA            NEW
                                               MOUNTAIN(1)   LEAHY(1)(2)   ADJUSTMENTS      IRON MOUNTAIN
                                               -----------   -----------   -----------      -------------
ASSETS
Current Assets...............................  $  139,704      $ 66,788      $     --         $  206,492
Property, Plant and Equipment, net...........     386,155       262,576            --            648,731
Goodwill, net................................     740,800       353,871       438,378 (A)      1,533,049
Other Long-term Assets.......................      40,129        67,823       (59,587)(A)         48,365
                                               ----------      --------      --------         ----------
      Total Assets...........................  $1,306,788      $751,058      $378,791         $2,436,637
                                               ==========      ========      ========         ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities..........................  $  118,701      $ 86,107      $     --         $  204,808
Long-term Debt, net of Current Portion.......     606,703       569,032         3,837 (B)      1,179,572
Other Long-term Liabilities..................      17,113            --            --             17,113
Deferred Rent................................      10,591         6,822        (5,209)(B)         12,204
Deferred Income Taxes........................      21,168        18,614       (17,084)(B)         22,698
Minority Interest............................      48,357            --            --             48,357
Shareholders' Equity.........................     484,155        70,483       397,247 (B)        951,885
                                               ----------      --------      --------         ----------
      Total Liabilities and Shareholders'
        Equity...............................  $1,306,788      $751,058      $378,791         $2,436,637
                                               ==========      ========      ========         ==========

------------------------

(1) Represents the pro forma balance sheets of Iron Mountain and Pierce Leahy as of September 30, 1999 after giving effect to certain acquisitions and financing transactions. See the Iron Mountain Pro Forma Balance Sheet and the Pierce Leahy Pro Forma Balance Sheet.

(2) Certain amounts have been reclassified to conform to Iron Mountain's balance sheet presentation.

    The accompanying notes are an integral part of these pro forma financial statements.

                               NEW IRON MOUNTAIN
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   PRO FORMA    PRO FORMA                  PRO FORMA
                                                     IRON        PIERCE      PRO FORMA     NEW IRON
                                                  MOUNTAIN(1)   LEAHY(1)    ADJUSTMENTS   MOUNTAIN(2)
                                                  -----------   ---------   -----------   -----------
Revenues:
    Storage.....................................    $250,186    $140,990      $     --      $391,176
    Service and Storage Material Sales..........     155,517     115,036            --       270,553
                                                    --------    --------      --------      --------
      Total Revenues............................     405,703     256,026            --       661,729
                                                    --------    --------      --------      --------

Operating Expenses:
    Cost of Sales (excluding depreciation)......     203,344     145,088       (18,438)(C)    329,994
    Selling, General and Administrative.........     101,297      33,724        22,719 (D)    157,740
    Depreciation and Amortization...............      50,504      32,430         3,149 (E)     86,083
    Foreign Currency Exchange...................          --      (5,505)        5,505 (F)         --
                                                    --------    --------      --------      --------
      Total Operating Expenses..................     355,145     205,737        12,935       573,817
                                                    --------    --------      --------      --------
Operating Income................................      50,558      50,289       (12,935)       87,912

Interest Expense, net...........................      42,625      39,600        (3,475)(G)     78,750
Other Income, net...............................         115          --         5,505 (H)      5,620
                                                    --------    --------      --------      --------
Income from Continuing Operations Before
  Provision for Income Taxes and Minority
  Interest......................................       8,048      10,689        (3,955)       14,782
Provision for Income Taxes......................       8,284       3,091         3,664 (I)     15,039
Minority Interest...............................         854          --            --           854
                                                    --------    --------      --------      --------
Income (Loss) from Continuing Operations........    $ (1,090)   $  7,598      $ (7,619)     $ (1,111)
                                                    ========    ========      ========      ========

Loss from Continuing Operations per Common
  Share--Basic and Diluted......................    $  (0.03)                               $  (0.02)
                                                    ========                                ========
Weighted Average Common Shares Outstanding--
  Basic and Diluted.............................      35,400                    18,783 (J)     54,183
                                                    ========                  ========      ========

EBITDA from Continuing Operations...............    $101,062    $ 77,214      $ (4,281)     $173,995
                                                    ========    ========      ========      ========

------------------------

(1) Represents the pro forma statements of operations of Iron Mountain and Pierce Leahy for the nine months ended September 30, 1999 after giving effect to certain acquisitions and financing transactions. See the Iron Mountain and Pierce Leahy Pro Forma Statements of Operations for the nine months ended September 30, 1999.

(2) Does not give pro forma effect to certain identified cost savings of approximately $12.9 million that management of Iron Mountain and Pierce Leahy believes would have been realized had the merger with Pierce Leahy and the 1998 and 1999 acquisitions completed by Iron Mountain and Pierce Leahy through October 31, 1999 been fully integrated as of January 1, 1998. Of the $12.9 million, $11.3 million of cost savings relate to the merger with Pierce Leahy and are comprised of: (a) elimination of redundant corporate expenses; (b) more efficient operations and utilization of real estate; and
    (c) reduction of workforce accomplished primarily through attrition.

    The accompanying notes are an integral part of these pro forma financial statements.

                               NEW IRON MOUNTAIN
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             PRO FORMA
                                               PRO FORMA    PRO FORMA                           NEW
                                                 IRON        PIERCE      PRO FORMA             IRON
                                              MOUNTAIN(1)   LEAHY(1)    ADJUSTMENTS         MOUNTAIN(2)
                                              -----------   ---------   -----------         -----------
Revenues:
    Storage.................................    $308,551    $173,492      $     --            $482,043
    Service and Storage Material Sales......     180,036     132,607            --             312,643
                                                --------    --------      --------            --------
      Total Revenues........................     488,587     306,099            --             794,686
                                                --------    --------      --------            --------
Operating Expenses:
    Cost of Sales (excluding
      depreciation).........................     244,174     175,929       (20,169)(C)         399,934
    Selling, General and Administrative.....     122,368      43,891        25,180 (D)         191,439
    Depreciation and Amortization...........      65,331      41,027         5,480 (E)         111,838
    Foreign Currency Exchange...............          --       7,907        (7,907)(F)              --
                                                --------    --------      --------            --------
      Total Operating Expenses..............     431,873     268,754         2,584             703,211
                                                --------    --------      --------            --------
Operating Income............................      56,714      37,345        (2,584)             91,475

Interest Expense, net.......................      58,693      50,555        (5,951)(G)         103,297
Other Income (Expense), net.................       1,384          --        (7,907)(H)          (6,523)
                                                --------    --------      --------            --------
Loss from Continuing Operations Before
  Provision for Income Taxes and Minority
  Interest..................................        (595)    (13,210)       (4,540)            (18,345)
Provision for Income Taxes..................       6,499       4,922         4,319 (I)          15,740
Minority Interest...........................         911          --            --                 911
                                                --------    --------      --------            --------
Loss from Continuing Operations.............    $ (8,005)   $(18,132)     $ (8,859)           $(34,996)
                                                ========    ========      ========            ========

Loss from Continuing Operations per Common
  Share--Basic and Diluted..................    $  (0.23)                                     $  (0.65)
                                                ========                                      ========
Weighted Average Common Shares
  Outstanding--Basic and Diluted............      34,880                    18,783 (J)          53,663
                                                ========                  ========            ========

EBITDA from Continuing Operations...........    $122,045    $ 86,279      $ (5,011)           $203,313
                                                ========    ========      ========            ========

------------------------

(1) Represents the pro forma statements of operations of Iron Mountain and Pierce Leahy for the year ended December 31, 1998 after giving effect to certain acquisitions and financing transactions. See the Iron Mountain and Pierce Leahy Pro Forma Statements of Operations for the year ended December 31, 1998.

(2) Does not give pro forma effect to certain identified cost savings of approximately $25.0 million that management of Iron Mountain and Pierce Leahy believes would have been realized had the merger with Pierce Leahy and the 1998 and 1999 acquisitions completed by Iron Mountain and Pierce Leahy through October 31, 1999 been fully integrated as of January 1, 1998. Of the $25.0 million, $15.0 million of cost savings relate to the merger with Pierce Leahy and are comprised of: (a) elimination of redundant corporate expenses; (b) more efficient operations and utilization of real estate; and
    (c) reduction of workforce accomplished primarily through attrition.

    The accompanying notes are an integral part of these pro forma financial statements.

                               NEW IRON MOUNTAIN
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

OVERVIEW

    On October 20, 1999, Iron Mountain entered into a merger agreement to acquire Pierce Leahy for approximately $1.1 billion, consisting of common stock, options to acquire common stock and the assumption of debt. Pierce Leahy will be the surviving legal entity and will immediately change its name to Iron Mountain Incorporated. Although Pierce Leahy is the surviving legal entity, Iron Mountain is considered the acquirer for accounting purposes.

    The merger consideration will result in the equivalent of a fixed exchange ratio of 1.1 shares of Iron Mountain common stock for each share of Pierce Leahy common stock. The exchange ratio will be effected by Pierce Leahy paying, prior to the merger, a stock dividend of one share of Pierce Leahy common stock for each 10 shares then outstanding. The Pierce Leahy common stock will remain outstanding after the merger as shares of New Iron Mountain common stock. Each outstanding share of Iron Mountain common stock will be converted into one share of New Iron Mountain common stock.

    The transaction will be accounted for as a reverse acquisition. The purchase price of Pierce Leahy is based upon the fair value of Pierce Leahy common stock and options to acquire Pierce Leahy common stock, the fair value of the assumed debt on the date that the merger is completed and transaction costs. As the exchange ratio is fixed, the fair value of Pierce Leahy common stock is based upon the stock price on the date the merger was announced.

    Our estimate of the purchase price is as follows (in millions):

Fair Value of Common Stock Issued(1).....................  $  444.0
Fair Value of Stock Options(2)...........................      24.7
Fair Value of Debt Assumed(3)............................     587.0
Transaction Costs........................................       4.0
                                                           --------
  Total Estimated Purchase Price.........................  $1,059.7
                                                           ========

(1) Based on 17,075,125 outstanding shares of Pierce Leahy common stock at September 30, 1999 at a fair value of $26.00 per share.

(2) Based on options to acquire 1,336,246 shares of Pierce Leahy common stock at September 30, 1999.

(3) Estimated fair value of Pierce Leahy's debt. The fair value of Pierce Leahy's publicly-traded debt is based on quoted market prices. For purposes of determining the final purchase price, the actual fair value used will be based on the quoted market prices when the merger is completed.

    A number of Pierce Leahy shareholders are parties to the Pierce Leahy shareholders' agreement. This agreement restricts the ability of these shareholders to sell 5.7 million shares of New Iron Mountain common stock (after giving effect to the stock dividend) for up to five years after the merger. Iron Mountain will obtain an appraisal to determine the fair value of these restricted shares. Iron Mountain believes that, due to these restrictions, the actual fair value of these restricted shares is less than the $26 per share value used for purposes of calculating the purchase price. Accordingly, Iron Mountain expects to record a corresponding decrease in equity, goodwill and goodwill amortization from the amounts used in the accompanying pro forma financial statements. If the resale restrictions result in a 10% discount to the fair value of the shares, there would be a reduction of approximately
$13 million of equity and goodwill and $0.5 million of goodwill amortization annually.

                               NEW IRON MOUNTAIN
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

    The pro forma statements of operations do not reflect estimated transaction costs of $3.0 million that Pierce Leahy will charge to expense as incurred. Additionally, Pierce Leahy may record a compensation charge associated with accelerating the vesting of certain stock options in the period the merger is completed. Although the amount of the charge is not determinable at this time, at a price of $30 per share, the charge would be approximately $1.6 million.

BALANCE SHEET

    Iron Mountain will pay approximately $1.1 billion in aggregate consideration to acquire Pierce Leahy. The purchase price will be allocated to tangible and intangible assets, based on our estimate of the fair value of the net assets acquired. The following allocation of the aggregate purchase price is preliminary and subject to adjustment, based on the final determination of the fair value of the net assets acquired (in millions):

Current Assets..............................................  $   66.8
Property, Plant and Equipment (1)...........................     262.6
Goodwill....................................................     792.2
Other Long-term Assets......................................       8.2
Current Liabilities.........................................     (67.0)
Deferred Income Taxes.......................................      (1.5)
Deferred Rent...............................................      (1.6)
                                                              --------
  Total Purchase Price......................................  $1,059.7
                                                              ========

(1) Represents book value at September 30, 1999, as it is not practicable to estimate the fair value of the real estate and other fixed assets at this time.

    The accompanying New Iron Mountain Pro Forma Balance Sheet as of
September 30, 1999 has been prepared as if the acquisition of Pierce Leahy had occurred as of September 30, 1999 and reflects the following pro forma adjustments:

    (A) Pro forma adjustments to assets consist of the following (in millions):

                                                                           OTHER
                                                                         LONG-TERM
                                                              GOODWILL    ASSETS
                                                              --------   ---------
Adjust the fair value of other long-term assets consisting
  primarily of deferred financing costs and customer
  acquisition costs.........................................   $   --     $(59.6)
Reverse Pierce Leahy historical goodwill....................   (353.8)        --
Record goodwill related to the merger.......................    792.2         --
                                                               ------     ------
  Total Adjustments.........................................   $438.4     $(59.6)
                                                               ======     ======

                               NEW IRON MOUNTAIN
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

    (B) Pro Forma adjustments to liabilities and shareholders' equity consist of the following (in millions):

                                                                              DEFERRED
                                                       LONG-TERM   DEFERRED    INCOME    SHAREHOLDERS'
                                                         DEBT        RENT      TAXES        EQUITY
                                                       ---------   --------   --------   -------------
Reverse equity not assumed...........................    $  --      $  --      $   --       $(70.5)
Issuance of common stock and options.................       --         --          --        468.7
Fair value of operating leases.......................       --       (5.2)         --           --
Tax effect of fair value adjustments.................       --         --       (17.1)          --
Fair value of debt assumed...........................     (4.2)        --          --           --
Iron Mountain's estimated transaction costs assumed
  to be financed with debt...........................      4.0         --          --           --
Pierce Leahy's estimated transaction costs assumed to
  be financed with debt..............................      3.0         --          --           --
Estimated costs to register common stock assumed to
  be financed with debt..............................      1.0         --          --         (1.0)
                                                         -----      -----      ------       ------
  Total Adjustments..................................    $ 3.8      $(5.2)     $(17.1)      $397.2
                                                         =====      =====      ======       ======

STATEMENTS OF OPERATIONS

    The accompanying New Iron Mountain Pro Forma Statements of Operations for the nine months ended September 30, 1999 and for the year ended December 31, 1998 have been prepared as if the acquisition of Pierce Leahy occurred as of January 1, 1998 and reflects the following pro forma adjustments (in millions):

                                                          NINE MONTHS
                                                             ENDED              YEAR ENDED
                                                      SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                                      -------------------   ------------------
(C) Costs of Sales (excluding depreciation)

    To decrease rent expense for the fair value of
    operating leases................................        $ (1.1)               $ (0.7)

    To conform Pierce Leahy's classification of cost
    of sales and selling, general and administrative
    expenses to Iron Mountain's classification......         (17.3)                (19.5)
                                                            ------                ------
                                                            $(18.4)               $(20.2)
                                                            ======                ======

                               NEW IRON MOUNTAIN
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

                                                          NINE MONTHS
                                                             ENDED              YEAR ENDED
                                                      SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                                      -------------------   ------------------
(D) Selling, General and Administrative

    To conform Pierce Leahy's classification of cost
    of sales and selling, general and administrative
    expenses to Iron Mountain's classification......        $ 17.3                $ 19.5

    To conform Pierce Leahy's accounting for
    customer acquisition costs to Iron Mountain's
    accounting......................................           5.4                   5.7
                                                            ------                ------
                                                            $ 22.7                $ 25.2
                                                            ======                ======

(E) Depreciation and Amortization

    Amortization of goodwill created in the merger
    based on a 30-year life.........................        $ 11.0                $ 14.6

    To adjust depreciation and amortization for Iron
    Mountain's estimation of useful lives of Pierce
    Leahy's fixed assets and intangible assets......          (7.9)                 (9.1)
                                                            ------                ------
                                                            $  3.1                $  5.5
                                                            ======                ======

(F) Foreign Currency Exchange

    To conform Pierce Leahy's classification of
    foreign currency exchange (gain) loss related to
    long-term debt to Iron Mountain's
    classification..................................        $  5.5                $ (7.9)
                                                            ======                ======

(G) Interest Expense

    Reverse amortization of Pierce Leahy's deferred
    financing costs in connection with the
    adjustment to fair value of debt assumed........        $ (1.2)               $ (1.4)

    Record the amortization related to fair value
    adjustment of debt assumed......................          (1.5)                 (3.8)

    Record interest for borrowings associated with
    the transaction costs of the merger as well as
    the costs of registration of shares of Pierce
    Leahy common stock..............................           0.4                   0.5

    Reverse interest on Pierce Leahy's revolving
    credit facility.................................          (8.9)                 (6.7)

    Record interest on Iron Mountain's revolving
    credit facility at 6.69%........................           7.7                   5.4
                                                            ------                ------
                                                            $ (3.5)               $ (6.0)
                                                            ======                ======

                               NEW IRON MOUNTAIN
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

    The impact of a 1/8% change in the interest rate on pro forma borrowings under Iron Mountain's revolving credit facility for the nine months ended September 30, 1999 and the year ended December 31, 1998 is $153,000 and $204,000, respectively.

                                                          NINE MONTHS
                                                             ENDED              YEAR ENDED
                                                      SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                                      -------------------   ------------------
(H) Other Income (Expense), net

    To conform Pierce Leahy's classification of
    foreign currency exchange (gain) loss related to
    long-term debt to Iron Mountain's
    classification..................................        $  5.5                $ (7.9)
                                                            ======                ======

(I) Provision for Income Taxes

    To adjust the provision for income taxes to a
    40% rate on pro forma income before
    nondeductible goodwill amortization and other
    nondeductible expenses..........................        $  3.7                $  4.3
                                                            ======                ======

    (J) To adjust the pro forma weighted average common shares outstanding as if the merger with Pierce Leahy had occurred on January 1, 1998, including the effect of the 10% stock dividend.

                           IRON MOUNTAIN INCORPORATED
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Condensed Consolidated Balance Sheet of Iron Mountain has been prepared based on the historical condensed consolidated balance sheets of Iron Mountain and Midtown Professional Records Centre, Inc. as of September 30, 1999 and the balance sheet of Stortext (Holdings) Limited as of September 12, 1999. The Iron Mountain Pro Forma Balance Sheet gives effect to the acquisition of Stortext by Britannia Data Management Limited (Iron Mountain's 50.1% subsidiary) and Midtown by Iron Mountain as if the two acquisitions had been completed or consolidated as of September 30, 1999.

    The following Unaudited Pro Forma Condensed Consolidated Statements of Operations of Iron Mountain for the nine months ended September 30, 1999 and for the year ended December 31, 1998 give effect to each of the following as if each occurred as of January 1, 1998: (a) Iron Mountain's 1998 and 1999 acquisitions completed through October 31, 1999; (b) Iron Mountain's sale of 6.0 million shares of common stock in April 1998; (c) Iron Mountain's issuance of 8 1/4% Senior Subordinated Notes Due 2011 in April 1999; and (d) Iron Mountain's sale of 5.8 million shares of common stock in May 1999. The Iron Mountain Pro Forma Statements of Operations do not include results of operations prior to the date of acquisition, or pro forma adjustments, for one acquisition completed by Iron Mountain on October 1, 1999 and one acquisition completed by Britannia Data Management in September 1999. The impact of these acquisitions is immaterial to the Iron Mountain Pro Forma Financial Statements. Pro forma adjustments are described in the accompanying notes.

    In June 1999 Iron Mountain decided to sell its information technology staffing business, Arcus Staffing, which was acquired in January 1998 as part of the acquisition of Arcus Group, Inc. Iron Mountain completed the sale of substantially all of the assets of Arcus Staffing effective November 1, 1999. Iron Mountain has accounted for the sale of Arcus Staffing as a discontinued operation.

    The Iron Mountain Pro Forma Statements of Operations do not necessarily indicate the actual results of operations that Iron Mountain would have reported if the events described above had occurred as of January 1, 1998, nor do they necessarily indicate the results of future operations. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the 1998 and 1999 acquisitions. In the opinion of Iron Mountain's management, all adjustments and disclosures necessary to fairly present these pro forma financial statements have been made.

    Iron Mountain has accounted for its acquisitions and the related real estate transactions using the purchase method of accounting.

                           IRON MOUNTAIN INCORPORATED
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999

                                 (IN THOUSANDS)

                                            HISTORICAL                                       PRO FORMA
                                               IRON          RECENT         PRO FORMA          IRON
                                             MOUNTAIN    ACQUISITIONS(1)   ADJUSTMENTS      MOUNTAIN(2)
                                            ----------   ---------------   -----------      -----------
ASSETS
Current Assets............................  $  144,988        $2,044         $(7,328)(A)    $  139,704
Property, Plant and Equipment, net........     379,249         4,906           2,000 (A)       386,155
Goodwill, net.............................     724,578         2,068          14,154 (A)       740,800
Other Long-term Assets....................      39,109            20           1,000 (A)        40,129
                                            ----------        ------         -------        ----------
      Total Assets........................  $1,287,924        $9,038         $ 9,826        $1,306,788
                                            ==========        ======         =======        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities.......................  $  116,468        $2,852         $  (619)(B)    $  118,701
Long-term Debt, net of Current Portion....     598,493         2,141           6,069 (B)       606,703
Other Long-term Liabilities...............       8,914            --           8,199 (B)        17,113
Deferred Rent.............................      10,591            --              --            10,591
Deferred Income Taxes.....................      20,946           222              --            21,168
Minority Interest.........................      48,357            --              --            48,357
Stockholders' Equity......................     484,155         3,823          (3,823)(B)       484,155
                                            ----------        ------         -------        ----------
      Total Liabilities and Stockholders'
        Equity............................  $1,287,924        $9,038         $ 9,826        $1,306,788
                                            ==========        ======         =======        ==========

------------------------

(1) Consists of Midtown and Stortext acquisitions, which were not included in the historical Iron Mountain balance sheet as of September 30, 1999.

(2) Includes the assets and liabilities of Arcus Staffing. These assets and liabilities are not material to Iron Mountain's financial position. Iron Mountain sold substantially all of Arcus Staffing's assets effective November 1, 1999.

    The accompanying notes are an integral part of these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             1999 ACQUISITIONS (1)
                                        ----------------------------------------------------------------
                                                          FIRST
                           HISTORICAL    BRITANNIA       AMERICAN
                              IRON          DATA         RECORDS                                            PRO FORMA
                            MOUNTAIN     MANAGEMENT     MANAGEMENT    DATA BASE    MEMOGARDE     OTHER     ADJUSTMENTS
                           ----------   ------------   ------------   ---------   -----------   --------   -----------
Revenues:
  Storage................   $229,989       $3,178        $ 1,687      $  6,781      $1,847       $6,704      $    --
  Service and Storage
    Material Sales.......    148,054        2,032          1,165           415         902        2,949           --
                            --------       ------        -------      --------      ------       ------      -------
    Total Revenues.......    378,043        5,210          2,852         7,196       2,749        9,653           --
                            --------       ------        -------      --------      ------       ------      -------
Operating Expenses:
  Cost of Sales
    (excluding
    depreciation)........    189,828        2,624          1,816         3,254         826        5,034          (38)(C)
  Selling, General and
    Administrative.......     94,194        1,313          3,258         8,695         719        2,574       (9,456)(D)
  Depreciation and
    Amortization.........     46,214          608            153           873         271          611        1,774 (E)
                            --------       ------        -------      --------      ------       ------      -------
    Total Operating
      Expenses...........    330,236        4,545          5,227        12,822       1,816        8,219       (7,720)
                            --------       ------        -------      --------      ------       ------      -------
Operating Income
  (Loss).................     47,807          665         (2,375)       (5,626)        933        1,434        7,720
Interest Expense, net....     40,246          200            161           491         151          214        1,162 (F)
Other Income, net........        115           --             --            --          --           --           --
                            --------       ------        -------      --------      ------       ------      -------
Income (Loss) Before
  Provision (Benefit) for
  Income Taxes and
  Minority Interest......      7,676          465         (2,536)       (6,117)        782        1,220        6,558
Provision (Benefit) for
  Income Taxes...........      7,805          215             --            --         408          211         (355)(G)
Minority Interest........        515           --             --            --          --           --          339 (H)
                            --------       ------        -------      --------      ------       ------      -------
Income (Loss) from
  Continuing
  Operations.............   $   (644)      $  250        $(2,536)     $ (6,117)     $  374       $1,009      $ 6,574
                            ========       ======        =======      ========      ======       ======      =======
Loss from Continuing
  Operations per Common
  Share--Basic and
  Diluted................   $  (0.02)
                            ========
Weighted Average Common
  Shares Outstanding--
  Basic and Diluted......     32,641                                                                           2,759 (I)
                            ========                                                                         =======
EBITDA from Continuing
  Operations.............   $ 94,021       $1,273        $(2,222)     $ (4,753)     $1,204       $2,045      $ 9,494
                            ========       ======        =======      ========      ======       ======      =======


                            PRO FORMA
                               IRON
                           MOUNTAIN(2)
                           ------------
Revenues:
  Storage................    $250,186
  Service and Storage
    Material Sales.......     155,517
                             --------
    Total Revenues.......     405,703
                             --------
Operating Expenses:
  Cost of Sales
    (excluding
    depreciation)........     203,344
  Selling, General and
    Administrative.......     101,297
  Depreciation and
    Amortization.........      50,504
                             --------
    Total Operating
      Expenses...........     355,145
                             --------
Operating Income
  (Loss).................      50,558
Interest Expense, net....      42,625
Other Income, net........         115
                             --------
Income (Loss) Before
  Provision (Benefit) for
  Income Taxes and
  Minority Interest......       8,048
Provision (Benefit) for
  Income Taxes...........       8,284
Minority Interest........         854
                             --------
Income (Loss) from
  Continuing
  Operations.............    $ (1,090)
                             ========
Loss from Continuing
  Operations per Common
  Share--Basic and
  Diluted................    $  (0.03)
                             ========
Weighted Average Common
  Shares Outstanding--
  Basic and Diluted......      35,400
                             ========
EBITDA from Continuing
  Operations.............    $101,062
                             ========

------------------------------

(1) Represents historical results of operations for each 1999 acquisition completed through October 31, 1999 for the period in 1999 prior to the time it was acquired, unless otherwise noted. See "Overview" in the accompanying notes.

(2) Does not give pro forma effect to certain identified cost savings of $1.5 million that Iron Mountain's management believes would have been realized had the 1999 acquisitions completed through October 31, 1999 been fully integrated as of January 1, 1998. These cost savings relate to:
    (a) termination of specific employees and related net reductions in labor expenses; (b) closure of identified redundant facilities and related net reductions in occupancy costs; and (c) elimination of related party expenses, management fees and compensation expenses in excess of amounts that Iron Mountain would have incurred.

    The accompanying notes are an integral part of these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 1998 AND 1999 ACQUISITIONS (2)
                                        --------------------------------------------------------------------------------
                                                                         FIRST
                          HISTORICAL      NATIONAL      BRITANNIA       AMERICAN
                             IRON       UNDERGROUND        DATA         RECORDS
                         MOUNTAIN(1)      STORAGE       MANAGEMENT     MANAGEMENT    DATA BASE     MEMOGARDE     OTHER
                         ------------   ------------   ------------   ------------   ----------   -----------   --------
Revenues:
  Storage..............    $230,702        $4,657        $16,258        $ 6,139       $24,907       $4,301      $21,587
  Service and Storage
    Material Sales.....     153,259           885         14,062          3,761         1,682           18        6,369
                           --------        ------        -------        -------       -------       ------      -------
    Total Revenues.....     383,961         5,542         30,320          9,900        26,589        4,319       27,956
                           --------        ------        -------        -------       -------       ------      -------
Operating Expenses:
  Cost of Sales
    (excluding
    depreciation)......     192,113         2,116         16,511          7,338        11,337        1,165       13,879
  Selling, General and
    Administrative.....      95,867         1,121          5,580          2,212         6,555        1,049        9,984
  Depreciation and
    Amortization.......      48,301           713          3,863            572         3,706          465        1,743
                           --------        ------        -------        -------       -------       ------      -------
    Total Operating
      Expenses.........     336,281         3,950         25,954         10,122        21,598        2,679       25,606
                           --------        ------        -------        -------       -------       ------      -------
Operating Income
  (Loss)...............      47,680         1,592          4,366           (222)        4,991        1,640        2,350
Interest Expense,
  net..................      45,673           282          1,533            541         1,776           80          721
Other Income, net......       1,384            --             --             --            --           --           --
                           --------        ------        -------        -------       -------       ------      -------
Income (Loss) from
  Continuing Operations
  Before Provision
  (Benefit) for Income
  Taxes and Minority
  Interest.............       3,391         1,310          2,833           (763)        3,215        1,560        1,629
Provision (Benefit) for
  Income Taxes.........       6,558           544          1,504            238            --          632          (99)
Minority Interest......          --            --             --             --            --           --           --
                           --------        ------        -------        -------       -------       ------      -------
Income (Loss) from
  Continuing
  Operations...........    $ (3,167)       $  766        $ 1,329        $(1,001)      $ 3,215       $  928      $ 1,728
                           ========        ======        =======        =======       =======       ======      =======
Loss from Continuing
  Operations per Common
  Share--Basic and
  Diluted..............    $  (0.12)
                           ========
Weighted Average Common
  Shares
  Outstanding--Basic
  and Diluted..........      27,470
                           ========
EBITDA from Continuing
  Operations...........    $ 95,981        $2,305        $ 8,229        $   350       $ 8,697       $2,105      $ 4,093
                           ========        ======        =======        =======       =======       ======      =======


                                         PRO FORMA
                          PRO FORMA         IRON
                         ADJUSTMENTS    MOUNTAIN(3)
                         ------------   ------------
Revenues:
  Storage..............    $     --       $308,551
  Service and Storage
    Material Sales.....          --        180,036
                           --------       --------
    Total Revenues.....          --        488,587
                           --------       --------
Operating Expenses:
  Cost of Sales
    (excluding
    depreciation)......        (285)(C)    244,174
  Selling, General and
    Administrative.....          --        122,368
  Depreciation and
    Amortization.......       5,968 (E)     65,331
                           --------       --------
    Total Operating
      Expenses.........       5,683        431,873
                           --------       --------
Operating Income
  (Loss)...............      (5,683)        56,714
Interest Expense,
  net..................       8,087 (F)     58,693
Other Income, net......          --          1,384
                           --------       --------
Income (Loss) from
  Continuing Operations
  Before Provision
  (Benefit) for Income
  Taxes and Minority
  Interest.............     (13,770)          (595)
Provision (Benefit) for
  Income Taxes.........      (2,878)(G)      6,499
Minority Interest......         911 (H)        911
                           --------       --------
Income (Loss) from
  Continuing
  Operations...........    $(11,803)      $ (8,005)
                           ========       ========
Loss from Continuing
  Operations per Common
  Share--Basic and
  Diluted..............                   $  (0.23)
                                          ========
Weighted Average Common
  Shares
  Outstanding--Basic
  and Diluted..........       7,410 (I)     34,880
                           ========       ========
EBITDA from Continuing
  Operations...........    $    285       $122,045
                           ========       ========

----------------------------------
(1) Represents historical results of operations for Iron Mountain for the year ended December 31, 1998, after reclassifications to report the results of operations of Arcus Staffing as a discontinued operation.

(2) Represents historical results of operations for each 1998 acquisition for the period in 1998 prior to the time it was acquired and each 1999 acquisition completed through October 31, 1999, unless otherwise noted, for the year ended December 31, 1998. See "Overview" in the accompanying notes.

(3) Does not give pro forma effect to certain identified cost savings of approximately $7.3 million that Iron Mountain's management believes would have been realized had the 1998 and 1999 acquisitions completed through October 31, 1999 been fully integrated as of January 1, 1998. These cost savings relate to: (a) termination of specific employees and related net reductions in labor expenses; (b) closure of identified redundant facilities and related net reductions in occupancy costs; and (c) elimination of related party expenses, management fees and compensation expenses in excess of amounts that Iron Mountain would have incurred.

    The accompanying notes are an integral part of these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

OVERVIEW

RECENT ACQUISITIONS

    In 1998, Iron Mountain acquired 15 records and information management services businesses including Arcus Group, Inc. and National Underground Storage, Inc. Total consideration for Arcus Group was $153.7 million, including $55.0 million in aggregate fair value of Iron Mountain common stock and options to acquire Iron Mountain common stock and the balance in cash and assumed debt. Total consideration for National Underground Storage was $30.1 million in cash and assumed debt. The aggregate purchase price of the businesses and related real estate acquired in 1998, excluding Arcus Group and National Underground Storage, was $74.8 million, including $12.1 million in fair value of Iron Mountain common stock. In addition, Iron Mountain exchanged certain assets of Copyright, Inc., one of its subsidiaries, with a fair value of $3.0 million as partial consideration in its acquisition of Leonard Archives. The Iron Mountain Pro Forma Statement of Operations for the year ended December 31, 1998 reflects a reduction of service and storage material sales revenues of $2.6 million and a reduction of EBITDA of $0.6 million related to the disposition of these assets.

    In 1999, through October 31, 1999, Iron Mountain acquired 16 records and information management services businesses, including Data Base, Inc., First American Records Management, Inc., Memogarde and a controlling 50.1 percent interest in Britannia Data Management. Total consideration for the 50.1 percent interest in Britannia Data Management was $49.3 million, consisting of cash and the capital stock of Arcus Data Security Limited, Iron Mountain's existing U.K. subsidiary. Total consideration for Data Base, including related real estate, was $115.0 million, including $46.0 million in fair value of Iron Mountain common stock and the balance in cash and assumed debt. Total consideration for First American Records Management was $41.5 in cash, and total consideration for Memogarde was $16.9 in cash and assumed debt. The aggregate purchase price of the businesses and related real estate that Iron Mountain acquired in 1999, excluding Britannia Data Management, Data Base, First American Records Management, Inc. and Memogarde, was $44.2 million.

    All Iron Mountain 1998 acquisitions and 1999 acquisitions completed through October 31, 1999 are listed below:

                                                              COMPLETION
     1998 ACQUISITIONS                                        DATE
------------------------------------------------------------  --------------

    Bekins Records Management (a division of Bekins Van &
      Storage, Inc.)........................................  January 1998
    Midwest Records Management (a division of I-GO Van &
      Storage Co.)..........................................  January 1998
    Arcus Group, Inc........................................  January 1998
    Records Venture One, Inc. (d/b/a Information Management
      Consultants of Arizona)...............................  January 1998
    Sloan Vaults, Inc. (d/b/a The Vault)....................  February 1998
    InterMation, Inc........................................  April 1998
    Records and information management services business of
      Bekins Moving & Storage Co............................  June 1998
    National Underground Storage, Inc.......................  July 1998
    Hart Information Services, Inc..........................  July 1998
    Rockford Business Interiors, Inc........................  July 1998
    Albuquerque Archives, Inc...............................  August 1998
    Records and Filing Consultants, Inc.....................  August 1998
    Commercial Archives, Inc................................  October 1998
    Leonard Archives Acquisition Corp.......................  October 1998
    Datavault Corporation...................................  November 1998

                           IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

     1999 ACQUISITIONS (THROUGH OCTOBER 31, 1999)
------------------------------------------------------------
    Britannia Data Management Limited (50.1% interest)......  January 1999
    Secure Accessible Files Environment, Inc................  February 1999
    Confidential Records Center, Inc........................  March 1999
    Information Storage Service Center, Inc.................  March 1999
    First American Records Management, Inc..................  April 1999
    Data Base, Inc..........................................  April 1999
    Datavault/United States Safe Deposit Corporation........  May 1999
    File Management, Inc....................................  May 1999
    MAP, S.A. (Memogarde)(1)................................  June 1999
    Carter Media Management, Inc............................  June 1999
    Central Files, Inc......................................  June 1999
    A Jacksonville, Florida records management business.....  June 1999
    Sistemas de Archivo Corporativo, S. de R.L. de C.V.
    (50.1% interest)........................................  August 1999
    Stortext (Holdings) Ltd.(1).............................  September 1999
    Datavault S.A.(1).......................................  September 1999
    Midtown Professional Records Centre, Inc................  October 1999

------------------------

(1) Britannia Data Management acquired each of these businesses.

BRITANNIA DATA MANAGEMENT

    On January 4, 1999, Iron Mountain purchased a controlling 50.1 percent interest in Britannia Data Management for total consideration of $49.3 million, consisting of cash and the capital stock of Arcus Data Security Limited, an existing data security services business in London. Iron Mountain acquired shares of Britannia Data Management from Mentmore Abbey plc and from Abbey Storage Limited, a wholly owned subsidiary of Mentmore Abbey. In addition, Iron Mountain acquired newly issued shares from Britannia Data Management in exchange for cash and the capital stock of Arcus Data Security Limited. Upon completion of the transactions, Iron Mountain owns 50.1 percent of the outstanding capital stock of Britannia Data Management and Mentmore Abbey owns the remaining
49.9 percent.

    Britannia Data Management has an April 30 fiscal year end. Iron Mountain has consolidated Britannia Data Management using an October 31 fiscal year end. Accordingly, the Iron Mountain Pro Forma Statements of Operations for the nine months ended September 30, 1999 and for the year ended December 31, 1998 include Britannia Data Management's results for the nine months ended July 31, 1999 and for the year ended October 31, 1998.

    On June 2, 1999, Britannia Data Management acquired Memogarde for aggregate consideration of $16.9 million. Memogarde had a February 28 fiscal year end. The Iron Mountain Pro Forma Statement of Operations for the nine months ended September 30, 1999 includes Memogarde's results for the nine months ended
July 31, 1999 and the Iron Mountain Pro Forma Statement of Operations for the year ended December 31, 1998 includes Memogarde's results for its fiscal year ended February 28, 1999.

    On September 12, 1999, Britannia Data Management acquired Stortext for approximately $16.1 million in cash. Stortext had a March 31 fiscal year end. The Iron Mountain Pro Forma Balance Sheet as of September 30, 1999 includes the balance sheet of Stortext as of September 12, 1999. The Iron Mountain Pro Forma Statement of Operations for the nine months ended September 30, 1999

                           IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

includes Stortext's results for the nine months ended July 31, 1999 and the Iron Mountain Pro Forma Statement of Operations for the year ended December 31, 1998 includes Stortext's results for its fiscal year ended March 31, 1999.

    The financial statements of Britannia Data Management, Memogarde and Stortext have been prepared in accordance with U.S. generally accepted accounting principles and have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." The functional currencies of Britannia Data Management and Stortext are Pounds Sterling and the functional currency of Memogarde is French Francs. The assets and liabilities have been translated into U.S. dollars at the exchange rate in effect at the end of the period translated. Revenues and expenses have been translated into U.S. dollars at the average exchange rate in effect during the period translated. Gains and losses that result from translating assets and liabilities into U.S. dollars are included in stockholders' equity as a cumulative translation adjustment. The amount of the cumulative translation loss as of September 30, 1999 included in stockholders' equity in the accompanying Iron Mountain Pro Forma Balance Sheet is
$1.9 million.

DATA BASE ACQUISITION

    On April 8, 1999, Iron Mountain acquired Data Base and related real estate for $115.0 million. As part of the total consideration, Iron Mountain issued 1,476,577 shares of common stock with a fair value of $46.0 million. On May 18, 1999, Iron Mountain repurchased all of the shares issued in connection with the Data Base acquisition from the former shareholders of Data Base for $39.5 million, with a portion of the net proceeds from Iron Mountain's 1999 equity offering.

                           IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

BALANCE SHEET

    Iron Mountain paid $525.5 million in aggregate consideration for the 1998 and 1999 acquisitions completed through October 31, 1999. Iron Mountain has allocated the excess of the purchase price over the book value of the net assets acquired for each of the acquisitions to tangible and intangible assets, based on its estimate of the fair value of the net assets acquired. The following allocation of the aggregate purchase price is preliminary and subject to adjustment, based on the final determination of the fair value of the net assets acquired. Iron Mountain's management believes that the final allocation of the purchase price will not differ materially from the preliminary estimated amounts.

                                                              (in millions)
1998 ACQUISITIONS:
    Current Assets..........................................      $ 28.9
    Property, Plant and Equipment...........................        54.2
    Goodwill................................................       202.7
    Other Long-term Assets..................................         1.7
    Current Liabilities.....................................       (22.7)
    Deferred Income Taxes...................................        (2.4)
    Other Long-term Liabilities.............................        (3.8)
                                                                  ------
      Purchase Price of 1998 Acquisitions...................                   258.6

1999 ACQUISITIONS (COMPLETED THROUGH OCTOBER 31, 1999):
    Current Assets..........................................        33.1
    Property, Plant and Equipment...........................        72.4
    Goodwill................................................       246.2
    Other Long-term Assets..................................         2.7
    Current Liabilities.....................................       (26.9)
    Long-term Debt..........................................       (15.2)
    Deferred Income Taxes...................................        (2.2)
    Other Long-term Liabilities.............................        (0.1)
    Minority Interest.......................................       (43.1)
                                                                  ------
      Purchase Price of 1999 Acquisitions...................                    266.9
                                                                               ------
      Total Purchase Price of the 1998 and 1999
        Acquisitions........................................                   $525.5
                                                                               ======

                           IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

    The 1998 and 1999 acquisitions are assumed to be financed as follows (in millions):

1998 ACQUISITIONS:
    Fair value of common stock issued.......................   $ 51.4
    Fair value of options granted...........................     15.7
    Net proceeds from Iron Mountain's 1997 debt offering....     24.5
    Net proceeds from Iron Mountain's 1998 equity
      offering..............................................    132.0
    Net proceeds from Iron Mountain's 1999 debt offering....     32.0
    Assets of Copyright, Inc................................      3.0
                                                               ------
        Purchase Price of 1998 Acquisitions.................              258.6

1999 ACQUISITIONS COMPLETED THROUGH OCTOBER 31, 1999:
    Fair value of common stock issued.......................   $ 46.0
    Net proceeds from Iron Mountain's 1999 debt offering....    145.0
    Net proceeds from Iron Mountain's 1999 equity
      offering..............................................     56.5
    Borrowings under Britannia Data Management's line of
      credit................................................     13.6
    Assumption of Long-term debt............................      3.3
    Capital Stock of Arcus Data Security Limited............      2.5
                                                               ------
        Purchase Price of 1999 Acquisitions.................               266.9
                                                                          ------
            Total Purchase Price of 1998 and 1999
              Acquisitions..................................              $525.5
                                                                          ======

    The accompanying Iron Mountain Pro Forma Balance Sheet as of September 30, 1999 has been prepared as if the Stortext and Midtown acquisitions had been consolidated or completed as of September 30, 1999 and reflects the following pro forma adjustments:

(A) Pro forma adjustments to assets consist of the following (in millions):

                                                                    PROPERTY,                OTHER
                                                         CURRENT    PLANT AND              LONG-TERM
                                                          ASSETS    EQUIPMENT   GOODWILL    ASSETS
                                                         --------   ---------   --------   ---------
Record use of Britannia Data Management's cash to fund
  Stortext acquisition.................................   $(14.7)     $ --       $  --       $ --
Record Britannia Data Management receivable from
  Mentmore Abbey to fund Stortext acquisition..........      7.5        --          --         --
Reverse assets of acquired companies not purchased.....     (0.1)       --          --         --
Record estimated fair value in excess of book value of
  assets acquired......................................       --       2.0          --        1.0
Record goodwill related to acquired companies..........       --        --        14.2         --
                                                          ------      ----       -----       ----
      Total Adjustments................................   $ (7.3)     $2.0       $14.2       $1.0
                                                          ======      ====       =====       ====

                           IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

(B) Pro forma adjustments to liabilities and stockholders' equity consist of the following (in millions):

                                                                                  OTHER
                                                                                  LONG-
                                                       CURRENT     LONG-TERM      TERM       STOCKHOLDERS'
                                                     LIABILITIES     DEBT      LIABILITIES      EQUITY
                                                     -----------   ---------   -----------   -------------
Reverse liabilities and equity not assumed in
  connection with the Stortext and Midtown
  acquisitions.....................................     $(0.8)       $(1.1)       $ --           $(3.8)
Record additional debt to finance the Midtown
  acquisition......................................        --          7.2          --              --
Record Britannia Data Management payable to
  Mentmore Abbey to finance Stortext acquisition...        --           --         7.5              --
Record deferred portion of purchase price related
  to the Midtown acquisition.......................       0.2           --         0.7              --
                                                        -----        -----        ----           -----
      Total Adjustments............................     $(0.6)       $ 6.1        $8.2           $(3.8)
                                                        =====        =====        ====           =====

STATEMENTS OF OPERATIONS

    The accompanying Iron Mountain Pro Forma Statements of Operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 have been prepared as if the 1998 and 1999 acquisitions completed through October 31, 1999, the 1998 and 1999 equity offerings, and the 1999 debt offering had occurred on January 1, 1998 and reflect the following pro forma adjustments:

(C) To reduce cost of sales to eliminate rent expense for facilities purchased as part of certain acquisitions that would not have been incurred had these acquisitions occurred as of January 1, 1998.

(D) To reverse one-time bonus payments, other non-recurring compensation expenses and brokers' fees directly attributable to the Data Base, First American Records Management and Secure Accessible Files Environment, Inc. acquisitions.

(E) To reflect additional depreciation expense based on the fair value of the property, plant and equipment acquired and the remaining useful lives and the amortization of goodwill and other intangible assets. Property, plant and equipment are depreciated over three to 50 years, goodwill is amortized over 25 to 30 years, software is amortized over three years and covenants not-to-compete are amortized over two to five years on a straight-line basis.

                           IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

(F) Pro forma adjustments to interest expense consist of the following (in millions):

                                                                 NINE MONTHS
                                                                    ENDED             YEAR ENDED
                                                              SEPTEMBER 30, 1999   DECEMBER 31, 1998
                                                              ------------------   -----------------
ACQUISITION ADJUSTMENTS:

Reverse interest expense on debt of the acquired companies
  retired or not assumed....................................         $(0.8)              $(3.2)

Record interest expense on the additional debt used to
  finance the 1998 and 1999 acquisitions assumed to be
  financed under Iron Mountain's revolving credit
  facility..................................................           2.6                14.7

FINANCING ADJUSTMENTS:

Reverse interest expense on Iron Mountain's revolving credit facility debt assumed to be retired with the net proceeds
  from the 1999 debt offering and a portion of the net
  proceeds from Iron Mountain's 1999 equity offering........          (4.4)              (16.2)

Record interest expense related to Iron Mountain's 1999 debt offering, including amortization of deferred financing
  fees......................................................           3.8                12.8
                                                                     -----               -----

      Total Acquisition and Financing Adjustments...........         $ 1.2               $ 8.1
                                                                     =====               =====

(G) To adjust the provision for income taxes to a 40% rate on domestic pro forma income before nondeductible goodwill amortization and other nondeductible expenses, and adjust to foreign statutory rates on foreign pro forma income before nondeductible goodwill amortization.

(H) To record the 49.9 percent minority interest in the net income of Memogarde, Stortext, Sistemas de Archivo Corporativo and Britannia Data Management after giving pro forma effect to Arcus Data Security Limited's 1998 net income.

(I) To adjust the pro forma weighted average common shares outstanding as if the 1998 and 1999 acquisitions completed through October 31, 1999, and the 1998 and 1999 equity offerings had occurred on January 1, 1998. The number of shares of common stock issued and repurchased, and the adjustments, are as follows (in thousands):

                                                TOTAL NUMBER OF      NINE MONTHS
                                                 SHARES ISSUED          ENDED             YEAR ENDED
TRANSACTIONS                                    OR REPURCHASED    SEPTEMBER 30, 1999   DECEMBER 31, 1998
------------                                    ---------------   ------------------   -----------------
1999 equity offering..........................       5,750               2,759               5,750
1998 equity offering..........................       6,038                  --               1,538
Data Base.....................................       1,477                 525               1,477
Repurchase of Data Base shares................      (1,477)               (525)             (1,477)
Other.........................................         489                  --                 122
                                                    ------               -----              ------
  Net shares issued...........................      12,277               2,759               7,410
                                                    ======               =====              ======

                               PIERCE LEAHY CORP.
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Condensed Consolidated Balance Sheet of Pierce Leahy Corp. has been prepared based on the historical condensed consolidated balance sheet of Pierce Leahy as of September 30, 1999. The Pierce Leahy Pro Forma Balance Sheet gives effect to the redemption of Pierce Leahy's redeemable preferred stock on November 1, 1999 and its replacement with additional borrowings under Pierce Leahy's revolving credit facility as if it had occurred as of September 30, 1999.

    The following Unaudited Pro Forma Condensed Consolidated Statements of Operations of Pierce Leahy for the nine months ended September 30, 1999 and for the year ended December 31, 1998 give effect to: (a) all of the 1998 and 1999 acquisitions that Pierce Leahy completed through October 31, 1999; and (b) the issuance of 8 1/8% Senior Notes due 2008 in April 1998, as if each had occurred as of January 1, 1998. It should be noted that all of the 1999 Pierce Leahy acquisitions were completed prior to September 30, 1999 and therefore the historical balance sheet at that date gives effect to those transactions. The pro forma adjustments are described in the accompanying notes.

    The Pierce Leahy Pro Forma Statements of Operations do not necessarily indicate the actual results of operations that Pierce Leahy would have reported if the events described above had occurred as of January 1, 1998, nor do they necessarily indicate the results of future operations. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the 1998 and 1999 acquisitions. In the opinion of Pierce Leahy's management, all adjustments and disclosures necessary to fairly present these pro forma financial statements have been made.

    Pierce Leahy has accounted for its 1998 and 1999 acquisitions using the purchase method of accounting.

                               PIERCE LEAHY CORP.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999

                                 (IN THOUSANDS)

                                                            HISTORICAL                     PRO FORMA
                                                              PIERCE      PRO FORMA         PIERCE
                                                              LEAHY      ADJUSTMENTS         LEAHY
                                                            ----------   -----------       ---------
ASSETS

Current Assets............................................   $ 66,788      $    --         $ 66,788
Property and Equipment, net...............................    262,576           --          262,576
Intangible Assets, net....................................    419,119           --          419,119
Other Long-term Assets....................................      2,575           --            2,575
                                                             --------      -------         --------
  Total Assets............................................   $751,058      $    --         $751,058
                                                             ========      =======         ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities.......................................   $ 86,107      $    --         $ 86,107
Long-term Debt, net of Current Portion....................    564,105        4,927 (A)      569,032
Deferred Rent.............................................      6,822           --            6,822
Deferred Income Taxes.....................................     18,614           --           18,614
Redeemable Preferred Stock................................      4,927       (4,927 )(A)          --
Shareholders' Equity......................................     70,483           --           70,483
                                                             --------      -------         --------
  Total Liabilities and Shareholders' Equity..............   $751,058      $    --         $751,058
                                                             ========      =======         ========

    The accompanying notes are an integral part of these pro forma financial statements.

                               PIERCE LEAHY CORP.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             HISTORICAL
                                               PIERCE           1999            PRO FORMA       PRO FORMA
                                               LEAHY      ACQUISITIONS (1)   ADJUSTMENTS (2)   PIERCE LEAHY
                                             ----------   ----------------   ---------------   ------------
Revenues:
  Storage..................................   $139,856         $1,134             $ --           $140,990
  Service and Storage Material Sales.......    113,903          1,133               --            115,036
                                              --------         ------             ----           --------
    Total Revenues.........................    253,759          2,267               --            256,026
                                              --------         ------             ----           --------

Operating Expenses:
  Cost of Sales (excluding depreciation and
    amortization)..........................    143,429          1,659               --            145,088
  Selling, General and Administrative......     33,563            161               --             33,724
  Depreciation and Amortization............     32,084             74              272 (B)         32,430
  Foreign Currency Exchange................     (5,505)            --               --             (5,505)
                                              --------         ------             ----           --------
    Total Operating Expenses...............    203,571          1,894              272            205,737
                                              --------         ------             ----           --------
Operating Income...........................     50,188            373             (272)            50,289
Interest Expense, net......................     38,877              5              718 (C)         39,600
                                              --------         ------             ----           --------
Income Before Income Taxes.................     11,311            368             (990)            10,689
Income Taxes...............................      3,482             --             (391)(D)          3,091
                                              --------         ------             ----           --------
Net Income.................................      7,829            368             (599)             7,598

Preferred Stock Dividend...................        648             --             (648)(C)             --
                                              --------         ------             ----           --------
Net Income Applicable to Common
  Shareholders.............................   $  7,181         $  368             $ 49           $  7,598
                                              ========         ======             ====           ========
Net Income per Common Share--Basic.........   $   0.42                                           $   0.45
                                              ========                                           ========
Net Income per Common Share--Diluted.......   $   0.41                                           $   0.43
                                              ========                                           ========
Weighted Average Common Shares
  Outstanding--Basic.......................     17,066                                             17,066
                                              ========                                           ========
Weighted Average Common Shares
  Outstanding--Diluted.....................     17,589                                             17,589
                                              ========                                           ========

EBITDA.....................................   $ 76,767         $  447             $ --           $ 77,214
                                              ========         ======             ====           ========

------------------------

(1) Represents historical results of operations for each 1999 acquisition completed through October 31, 1999 for the period in 1999 prior to the time it was acquired.

(2) Does not give pro forma effect to certain identified cost savings of $0.1 million that Pierce Leahy believes would have been realized had the 1999 acquisitions completed through October 31, 1999 been fully integrated as of January 1, 1998. These cost savings relate to: (a) termination of specific employees and related net reductions in labor expenses and
    (b) reduction of other operating and administrative costs due to economies of scale.

    The accompanying notes are an integral part of these pro forma financial statements.

                               PIERCE LEAHY CORP.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   HISTORICAL   1998 AND 1999 ACQUISITIONS (1)                     PRO FORMA
                                     PIERCE     ------------------------------      PRO FORMA       PIERCE
                                     LEAHY      ARCHIVEX   KESTREL     OTHER     ADJUSTMENTS (2)     LEAHY
                                   ----------   --------   --------   --------   ---------------   ---------
Revenues:
  Storage........................   $153,533     $1,825     $3,482    $14,652       $     --       $173,492
  Service and Storage Material
    Sales........................    116,767      2,048      2,575     11,217             --        132,607
                                    --------     ------     ------    -------       --------       --------
    Total Revenues...............    270,300      3,873      6,057     25,869             --        306,099
                                    --------     ------     ------    -------       --------       --------

Operating Expenses:
  Cost of Sales (excluding
    depreciation and
    amortization)................    154,435      2,182      2,720     16,592             --        175,929
  Selling, General and
    Administrative...............     36,994        950      1,929      4,018             --         43,891
  Depreciation and
    Amortization.................     35,772        245        510        946          3,554(B)      41,027
  Foreign Currency Exchange......      7,907         --         --         --             --          7,907
                                    --------     ------     ------    -------       --------       --------
    Total Operating Expenses.....    235,108      3,377      5,159     21,556          3,554        268,754
                                    --------     ------     ------    -------       --------       --------
Operating Income.................     35,192        496        898      4,313         (3,554)        37,345
Interest Expense, net............     42,864        112        428        143          7,008(C)      50,555
                                    --------     ------     ------    -------       --------       --------
Income (loss) before Income
  Taxes..........................     (7,672)       384        470      4,170        (10,562)       (13,210)
Income Taxes.....................      3,318        115        171         34          1,284(D)       4,922
                                    --------     ------     ------    -------       --------       --------
Net Income (Loss)................   $(10,990)    $  269     $  299    $ 4,136       $(11,846)      $(18,132)
                                    ========     ======     ======    =======       ========       ========

Net Loss per Common Share--Basic
  and Diluted....................   $  (0.65)                                                      $  (1.06)
                                    ========                                                       ========
Weighted Average Common Shares
  Outstanding--Basic and
  Diluted........................     16,805                                             221(E)      17,026
                                    ========                                        ========       ========

EBITDA...........................   $ 78,871     $  741     $1,408    $ 5,259       $     --       $ 86,279
                                    ========     ======     ======    =======       ========       ========

------------------------

(1) Represents historical results of operations for each 1998 acquisition for the period in 1998 prior to the time it was acquired and each 1999 acquisition completed through October 31, 1999 for the year ended December 31, 1998.

(2) Does not give pro forma effect to certain identified cost savings of $2.7 million that Pierce Leahy's management believes would have been realized had the 1998 and 1999 acquisitions completed through October 31, 1999 been fully integrated as of January 1, 1998. These cost savings relate to: (a) termination of specific employees and related net reductions in labor expenses; (b) closure of identified redundant facilities and related net reductions in occupancy costs; and (c) reduction of other operating and administrative costs due to economies of scale.

    The accompanying notes are an integral part of these pro forma financial statements.

                               PIERCE LEAHY CORP.
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

OVERVIEW

ACQUISITIONS

    In 1998, Pierce Leahy completed 16 acquisitions for an aggregate purchase price of $204.1 million, consisting of $186.5 million in net cash, 548,262 shares of Pierce Leahy common stock with a fair value of $14.4 million and $3.2 million in seller notes. The most significant of these acquisitions were the acquisitions of Archivex, Inc. for $59.0 million in cash in April 1998, and Kestrel Holdings, Inc. for $52.0 million in cash in July 1998. During 1998, Pierce Leahy's principal Canadian subsidiary issued $135.0 principal amount of 8 1/8% Senior Notes due 2008, a portion of which was used to finance the acquisition of Archivex, Inc. The 8 1/8% Senior Notes due 2008 are guaranteed by Pierce Leahy on a senior subordinated basis. The remainder of the 1998 acquisitions was financed primarily from borrowings under Pierce Leahy's credit facility, the issuance of Pierce Leahy common stock and seller notes.

    In 1999, through October 31, 1999, Pierce Leahy completed four acquisitions for an aggregate purchase price of approximately $42.9 million, consisting of $23.6 million in net cash and $19.3 million in seller notes.

    All Pierce Leahy 1998 and 1999 acquisitions are listed below:

1998 ACQUISITIONS                                           COMPLETION DATE
-----------------                                           ----------------
Automated Record Centres Ltd..............................  January 1998
Record Archives Corp......................................  January 1998
DataStor, Inc.............................................  January 1998
Off-Site Records Management, Inc..........................  February 1998
DVX. Inc. d/b/a Deliverex of Denver.......................  March 1998
Amodio Archives...........................................  April 1998
Archivex, Inc.............................................  April 1998
All-Safe Archives, Inc....................................  May 1998
The Records Centre........................................  May 1998
Comac Services, Inc.......................................  May 1998
Data Protection Services..................................  June 1998
Kestrel Holdings, Inc.....................................  July 1998
Bender Records Service....................................  July 1998
Keystone Records Management, Inc..........................  July 1998
Dallas Secured Records Storage, Inc.......................  July 1998
Data Management Systems, Ltd..............................  July 1998

1999 ACQUISITIONS (COMPLETED THROUGH OCTOBER 31, 1999)
Allards Record Center.....................................  January 1999
Medex Systems Storage, Inc................................  January 1999
Datavault, Ltd............................................  February 1999
Tippet-Richardson, Ltd....................................  July 1999

BALANCE SHEET

    Pierce Leahy paid $247.0 million in aggregate consideration for the 1998 and 1999 acquisitions completed through October 31, 1999. Pierce Leahy has allocated the excess of the purchase price over the book value of the net assets acquired for each of the acquisitions to tangible and intangible assets, based on its estimate of the fair value of the net assets acquired. The following allocation of the aggregate purchase price is preliminary and subject to adjustment, based on the final determination of the fair value of the net assets acquired. Pierce Leahy's management believes that the final allocation of the purchase price will not differ materially from the preliminary estimated amounts.

                                                              (in millions)
1998 ACQUISITIONS:
  Current Assets............................................      $  8.1
  Property and Equipment....................................        36.4
  Goodwill..................................................       178.0
  Other Long-term Assets....................................         9.6
  Current Liabilities.......................................       (13.7)
  Deferred Income Taxes.....................................        (1.4)
  Other Long-term Liabilities...............................       (12.9)
                                                                  ------
    Purchase Price of 1998 Acquisitions.....................                    204.1

1999 ACQUISITIONS COMPLETED THROUGH OCTOBER 31, 1999:
  Current Assets............................................         3.5
  Property and Equipment....................................         4.5
  Goodwill..................................................        40.6
  Other Long-term Assets....................................         1.3
  Current Liabilities.......................................        (6.1)
  Deferred Income Taxes.....................................        (0.2)
  Other Long-term Liabilities...............................        (0.7)
                                                                  ------
    Purchase Price of 1999 Acquisitions.....................                     42.9
                                                                               ------
    Total Purchase Price of the 1998 and 1999
      Acquisitions..........................................                   $247.0
                                                                               ======

    The 1998 and 1999 acquisitions completed through October 31, 1999 are assumed to be financed as follows (in millions):

1998 ACQUISITIONS:
  Seller notes issued.......................................   $  3.2
  Fair value of common stock issued.........................     14.4
  Net proceeds from 1998 8 1/8% Senior Notes................    129.0
  Net borrowings from revolving credit facility.............     57.5
                                                               ------
    Purchase Price of 1998 Acquisitions.....................                204.1

1999 ACQUISITIONS COMPLETED THROUGH OCTOBER 31, 1999:
  Seller notes issued.......................................     19.3
  Net borrowings from revolving credit facility.............     23.6
                                                               ------
    Purchase Price of 1999 Acquisitions.....................                 42.9
                                                                           ------
      Total Purchase Price of 1998 and 1999 Acquisitions....               $247.0
                                                                           ======

    The accompanying Pierce Leahy Pro Forma Balance Sheet as of September 30, 1999 reflects the following pro forma adjustment:

    (A) To reflect the redemption of Pierce Leahy's redeemable preferred stock and its replacement with additional borrowings under Pierce Leahy's revolving credit facility.

STATEMENTS OF OPERATIONS

    The accompanying Pierce Leahy Pro Forma Statements of Operations for the nine months ended September 30, 1999 and for the year ended December 31, 1998 have been prepared as if the 1998 and 1999 acquisitions completed through October 31, 1999, and the sale of the 1998 8 1/8% Senior Notes had occurred on January 1, 1998 and reflect the following pro forma adjustments:

    (B) To reflect additional depreciation expense based on the fair value of the property and equipment acquired and the remaining useful lives and the amortization of goodwill. Property and equipment are depreciated over five to 25 years, goodwill is amortized over 30 years and covenants not-to-compete are amortized over the specific period to be benefited as specified in the purchase agreement on a straight-line basis.

    (C) To record interest expense on the additional debt used to finance the 1998 and 1999 acquisitions. This debt includes the net proceeds from the 1998 8 1/8% Senior Notes and net borrowings under Pierce Leahy's revolving credit facility. In addition, this adjustment records interest expense and eliminates preferred stock dividends based on the redemption of Pierce Leahy's redeemable preferred stock and its replacement with additional borrowings under Pierce Leahy's revolving credit facility.

    (D) To adjust the provision for income taxes to Pierce Leahy's effective domestic rate on domestic pro forma income before nondeductible goodwill amortization and other nondeductible expenses, and adjust to foreign statutory rates on foreign pro forma income before nondeductible goodwill and interest expense.

    (E) To adjust the pro forma weighted average common shares outstanding as if the 548,262 shares of common stock issued in May 1998 as part of the aggregate purchase price of Comac Services, Inc. had occurred on January 1, 1998.